      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2001



                                                 REGISTRATION NO. 333-58044

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------


                        CITIZENS COMMUNICATIONS COMPANY
                    CITIZENS COMMUNICATIONS CAPITAL TRUST I
            (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN CHARTER)



                          DELAWARE                                                     06-061956
                          DELAWARE                                                     22-6886170
              (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER IDENTIFICATION NUMBERS)
               INCORPORATION OR ORGANIZATION)


                       ----------------------------------

         3 HIGH RIDGE PARK, STAMFORD, CONNECTICUT 06905 (203) 614-5600

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
               OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------


                               SCOTT N. SCHNEIDER
                         VICE CHAIRMAN OF THE BOARD AND
                            EXECUTIVE VICE PRESIDENT
                        CITIZENS COMMUNICATIONS COMPANY
                               3 HIGH RIDGE PARK
                               STAMFORD, CT 06905
                            TEL. NO. (203) 614-5600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF AGENTS FOR SERVICE OF EACH REGISTRANT)

                       ----------------------------------

                                   COPIES TO:

   DAVID F. KROENLEIN, ESQ.          CHRISTINE M. MARX, ESQ.         VINCENT PAGANO, JR., ESQ.
       WINSTON & STRAWN           DUANE, MORRIS & HECKSCHER LLP     SIMPSON THACHER & BARTLETT
        200 PARK AVENUE               ONE RIVERFRONT PLAZA             425 LEXINGTON AVENUE
      NEW YORK, NY 10166                NEWARK, NJ 07102              NEW YORK, NY 10017-3954
        (212) 294-2645                   (973) 424-2000                   (212) 455-2000

                       ----------------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined in light of market conditions.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                             PROPOSED
                                                                   PROPOSED MAXIMUM          MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE        AGGREGATE PRICE          AGGREGATE             AMOUNT OF
            TO BE REGISTERED                    REGISTERED             PER UNIT           OFFERING PRICE       REGISTRATION FEE
Citizens Communications Company
Debt and Equity(1)
Citizens Communications Capital Trust I
Trust Preferred Securities(1)
Citizens Communications Company common
stock held by selling stockholder              $105,748,643                                                       $26,438(2)
Citizens Communications Company guarantee
with respect to Trust Preferred
Securities of Citizens Capital Trust I
(1)(4)(5)
Total                                         $3,000,000,000         100% (1) (3)         $3,000,000,000       $750,000(6) (7)



(1) There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock, warrants and depositary shares of Citizens Communications Company and such indeterminate principal amount of debt securities, which may be senior or subordinated, of Citizens Communications Company as shall have an aggregate initial offering price not to exceed $3,000,000,000. If any pay-in-kind debt securities or pay-in-kind preferred stock are issued, then the securities registered shall include such additional debt securities or shares of preferred stock such that the aggregate initial public offering price of all securities issued pursuant to this registration statement will not exceed $3,000,000,000. Citizens Communications Company junior subordinated notes also may be issued to Citizens Communications Capital Trust I and later distributed upon dissolution and distribution of the assets thereof, which would include such junior subordinated notes for which no separate consideration will be received. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. There are also being registered under this registration statement such indeterminate number of shares of common stock of Citizens Communications Company as may issued upon the exchange or conversion of debt securities, preferred stock, warrants or depositary shares.


(2) The $26,438 registration fee payable in respect of the 9,139,900 shares of Citizens Communications Company common stock that may be sold by the selling stockholder forms part of the aggregate $750,000 registration fee payable in respect of the securities which are being registered. The registration fee for the selling stockholder's shares is calculated based upon the average of the high and low price of $11.57 for Citizen's Communications Company's common stock on May 1, 2001 pursuant to Rule 457(c) under the Securities Act of 1933.


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.


(4) No separate consideration will be received for the Citizens Communications Company guarantee. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable in respect of the Citizens Communications Company guarantee.


(5) Includes the obligations of Citizens Communications Company under the trust agreement, the subordinated indenture, the related series of junior subordinated notes, the guarantee and the agreements as to expenses and liabilities, which include Citizens Communications Company's covenant to pay any indebtedness, expenses or liabilities of the Trust's (other than obligations pursuant to the terms of the trust preferred securities or other similar interests), all as described in this registration statement.


(6) Calculated pursuant to Rule 457(o) under the Securities Act of 1933 and, with respect to debt securities, reflects the principal amount of any such securities issued at, or at a premium to, their principal amounts, and the issue price rather than the principal amount of any debt securities issued at an original issue discount. The $750,000 registration fee was paid prior to originally filing this registration statement on March 30, 2001.


(7) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus which also relates to registration statement No. 333-07047 and an additional $800,000,000 of securities eligible to be sold under that registration statement shall be carried forward to this registration statement. Citizens Communications Company previously paid a fee based on the rate applicable at the time the prior registration statement was filed. The amount of the fee paid herewith has been calculated after giving effect to the amount of securities being carried forward from this prior registration statement.



    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 7, 2001



                                 $3,800,000,000



                        CITIZENS COMMUNICATIONS COMPANY


                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                    WARRANTS


                    CITIZENS COMMUNICATIONS CAPITAL TRUST I
                           TRUST PREFERRED SECURITIES
                 GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY
                        CITIZENS COMMUNICATIONS COMPANY

                             ---------------------

    Citizens Communications Company intends to offer from time to time common stock, preferred stock, depositary shares, debt securities, and warrants to purchase these types of securities. In addition, Citizens Communications Company has established Citizens Communications Capital Trust I, or the Trust, as a Delaware statutory business trust. The Trust intends to offer trust preferred securities. The trust preferred securities will be guaranteed to the extent described herein by Citizens Communications Company. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,800,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.



    In this prospectus, references to "Citizens" are to Citizens Communications Company and do not include its subsidiaries. References to the "Trust" are to Citizens Communications Capital Trust I and do not include Citizens. References to the "Company," "we," "us" and "our" do include Citizens, the Trust and its other subsidiaries.


    We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.


    This prospectus also relates to approximately 9,139,900 shares, or the Resale Shares, of common stock of Citizens that may, from time to time, be sold by the person named in this prospectus under the caption "Selling Stockholder."



    The selling stockholder may from time to time sell the Resale Shares on the New York Stock Exchange or on any other national securities exchange on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Resale Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."



    We will receive no part of the proceeds of any sales of the Resale Shares made hereunder. See "Use of Proceeds." All expenses of registration of the Resale Shares incurred in connection with the offering, as well as all selling and other expenses incurred by the selling stockholder, are being borne by us.



    A brief description of the securities we, or the selling stockholder, may offer can be found in this prospectus.



    Our common stock is quoted on the New York Stock Exchange under the symbol "CZN." The closing price of our common stock on the New York Stock Exchange on May 4, 2001 was $12.56. None of the other securities that we may offer under this prospectus is currently publicly traded.

                            ------------------------


            SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THESE SECURITIES.

                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  The date of this prospectus is       , 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
About This Prospectus.......................................      3

Risk Factors................................................      4

Forward-Looking Statements..................................      9

Use of Proceeds.............................................     10

Ratio of Earnings to Fixed Charges..........................     10

Citizens Communications Company.............................     11

Citizens Communications Capital Trust I.....................     25

Accounting Treatment........................................     25

Selling Stockholder.........................................     25

Description of Debt Securities..............................     27

Description of Capital Stock................................     35

Description of Warrants.....................................     37

Description of Depositary Shares............................     39

Description of Trust Preferred Securities...................     41

Description of Guarantee....................................     42

Plan of Distribution........................................     45

Where You Can Find More Information.........................     46

Incorporation of Documents by Reference.....................     46

Legal Matters...............................................     48

Experts.....................................................     48

                             ABOUT THIS PROSPECTUS

    This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus.


    This prospectus provides you with a description of our business, certain risk factors and a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement will include a detailed and current discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus together with additional information described under the heading "Where You Can Find More Information" and any prospectus supplement, you should rely on the information in that prospectus supplement.



    You should rely on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

                                  RISK FACTORS


    YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT BEFORE YOU DECIDE TO PURCHASE SECURITIES OFFERED BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. IN ADDITION, YOU SHOULD NOTE THAT THE PROSPECTUS SUPPLEMENT THAT WILL ACCOMPANY THIS PROSPECTUS WILL INCLUDE ANY ADDITIONAL RISK FACTORS THAT MAY SPECIFICALLY APPLY TO THE TYPE OF SECURITY THAT WE WILL OFFER UNDER THE PROSPECTUS SUPPLEMENT OR THAT MAY OTHERWISE APPLY.



    WE MAY BE UNABLE TO OBTAIN NEW FINANCING AND ANY NEW FINANCING WE DO OBTAIN MAY BE ON UNFAVORABLE TERMS.



    Since March 1999, we have contracted to purchase 2,034,700 telephone access lines for an aggregate purchase price of $6,321.0 million. As of March 31, 2001, we have closed on the purchase of 334,500 telephone access lines for an aggregate purchase price of $985.3 million, which was financed with drawings under our bank credit facilities, the sale of our commercial paper and the sale of marketable securities held by us. We will require $5,334.8 million to close on the remaining purchases. Our remaining available credit facilities of $5,553.6 million as of March 31, 2001, together with cash flows, are sufficient to fund these acquisitions as they close.



    Our ability to draw on our $5,700.0 million credit facility will end on October 26, 2001 and the debt outstanding under this facility will mature on October 25, 2002. Accordingly, prior to October 25, 2002, we will need to establish a permanent capital structure consisting of a combination of replacement credit facilities and issuances of long-term debt and equity. We may not be able to obtain sufficient long-term debt financing and equity financing on favorable terms. Our ability to accomplish these objectives is subject to market conditions, relevant regulatory approvals, and our ability to maintain a favorable credit rating. We may only be able to obtain long-term debt financing at higher interest rates than we currently pay or with onerous covenants that could restrict our operating flexibility or adversely affect our overall financial results.



    WE WILL NEED TO TAKE ACTION IF WE ARE TO MAINTAIN OUR CREDIT RATINGS.



    It is our intention to maintain investment grade credit ratings for our senior unsecured indebtedness. In order to do so, we expect to take action to preserve the strength of our balance sheet. More specifically, we expect that we may issue equity or securities that the rating agencies deem to have equity characteristics, refinance our credit facility indebtedness, sell our public utility assets and perhaps raise capital through one or more joint ventures which we expect we would operate and to which we would sell some significant assets. The consummation of any and/or all of these transactions is dependent upon a number of conditions affecting our operations and the capital markets generally, including the receipt of any necessary regulatory approvals, favorable market reception to our issuance of long-term debt and equity securities and our continued success in operating our businesses. Failure to preserve the strength of our balance sheet through some combination of these transactions could result in a downgrading of the ratings applicable to our indebtedness. In addition, if we undertake any further acquisitions, such acquisitions might have a detrimental effect on our credit ratings.



    WE MAY BE UNABLE TO SUCCESSFULLY DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENTS IN A TIMELY MANNER WHICH MAY ADVERSELY AFFECT OUR FINANCING PLANS.



    A key component of our business strategy involves the divestiture of our public utilities services segments. Failure to sell our public utilities services segments on acceptable terms or to complete agreed sales within agreed time periods may adversely affect our ability to obtain new financing on acceptable terms to continue to expand our telecommunications business internally and to meet competitive challenges. Sales of our public utilities services segments require regulatory approval and in some cases contain financing conditions. We cannot be sure that we will receive the necessary regulatory approvals or financing prior to the expirations of closing deadlines contained in our sale agreements. Therefore, the planned sale of our public utilities services segments may not occur within the anticipated time periods. Examples of delays or factors which may affect our proposed transactions include:



    - Our agreements to sell our Arizona and Vermont electric divisions have been terminated due to the failure of the proposed purchaser to obtain financing.



    - The California electricity generation crisis has stretched the resources of California utility regulators and may result in delays in approving the sale of our water and wastewater assets. Our agreement for the sale of this business may be terminated if regulatory approval is not received before September 30, 2001.



    - The Hawaii Public Utility Commission has denied the initial application requesting approval of the proposed sale of our Kauai electric division to Kauai Island Electric Co-op. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.



    Our failure to consummate these divestitures at the expected prices could adversely affect our financing plans, credit ratings and internal expansion.



    UNTIL WE DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENTS WE WILL BE SUBJECT TO THE RISKS OF THE PUBLIC UTILITIES BUSINESS.



    We intend to divest our public utilities services segments in order to focus on the telecommunications sector. Until we complete our divestitures on acceptable terms, we remain subject to continuing risks of the public utilities business. These risks include exposure to rapidly fluctuating prices for gas and electricity in a regulated or partially regulated environment and financial instability in the public utilities industry in certain states. For example:



    - In Arizona, we are disputing what we believe to be excessive power costs charged by our power supplier in the amount of $57.0 million through December 31, 2000. We have deferred charging these costs to consumers and have recorded them as a regulatory asset on our balance sheet in anticipation of recovering certain amounts through renegotiation with the power supplier.



    - In Vermont, we belong to a Vermont utility consortium that purchases power from a Canadian power generation facility. Two participants in the consortium, representing an aggregate of 83% of the purchase commitment, have experienced financial difficulties. If they default on their purchase commitments, we, as a 10% participant, and other members of the consortium will be obligated to purchase the defaulting parties' share of power on a pro rata basis. We will be exposed to any price differential between the price that we pay for the power and the market price for the power.



    - The market for energy has become more unstable recently, particularly in states such as California. Continued market instability in California or in other jurisdictions may have an adverse effect upon the energy market generally and our operations specifically.



    WE HAVE SUBSTANTIAL EXISTING INDEBTEDNESS AND WILL INCUR SUBSTANTIAL ADDITIONAL OBLIGATIONS.



    As of March 31, 2001, we had outstanding long-term indebtedness of approximately $2,981.5 million. This amount includes indebtedness of our 85%-owned subsidiary, Electric Lightwave, Inc., or ELI. We have credit facilities of $6,350.0 million of which $5,553.6 million was available as of March 31, 2001 to fund our currently contracted for acquisitions. Through March 31, 2002, we expect $181.2 million of this indebtedness to mature.



    As of March 31, 2001, ELI had outstanding long-term indebtedness of approximately $885.9 million. ELI has borrowed $400.0 million under a revolving line of credit with commercial banks that expires on November 21, 2002 and has issued $325.0 million in indebtedness that matures on May 14, 2004. In addition, ELI has entered into leases for telecommunication facilities, including one with a final purchase option due on April 30, 2002 in the amount of $110.0 million. We have guaranteed $911.1 million of indebtedness and other obligations of ELI. We do not expect that ELI will have sufficient resources from internally generated funds to make all of these required payments. Therefore, ELI must rely upon the financial markets and us to refinance all or a portion of this indebtedness. There can be no assurance that ELI will be successful in refinancing this indebtedness. We have committed to continue to finance ELI's cash requirements through a revolving credit facility to ELI in the amount of $450.0 million that matures on October 30, 2005. As of March 31, 2001, $58.0 million principal amount was outstanding under this facility.



    We must use a portion of our future cash flow from operations to pay the principal and interest on our indebtedness, which will reduce the funds available for our operations, including capital investments and business expenses. This could hinder our ability to adjust to changing market and economic conditions. If we incur significant additional indebtedness, our credit ratings could be adversely affected. As a result, our borrowing costs could increase and our access to capital may be adversely affected.



    WE MAY BE UNABLE TO ACHIEVE IMPROVED OPERATING RESULTS FROM OUR NEWLY ACQUIRED OPERATIONS AND EFFICIENTLY INTEGRATE THESE OPERATIONS INTO OUR EXISTING BUSINESS.



    In order to accomplish growth in profitability, we will need to increase our revenues per customer through enhanced products and services as well as attract new customers while retaining our existing customer revenue base. In addition, we need to integrate our newly acquired operations into our existing business. Our strategy is premised, in part, on our ability to timely consummate our pending telecommunications acquisitions and to improve operating results in our existing and to-be-acquired telecommunications businesses by introducing new communications products and services, expanding the penetration of existing services and improving operating efficiencies.



    The rapid growth in the size of our telecommunications business though our acquisitions and our ongoing transformation into a telecommunications company poses challenges for us to monitor our operations, costs, regulatory compliance, and service quality and to maintain other necessary internal controls. If we are not able to meet these challenges effectively, our results of operations may be harmed.



    OUR ACTUAL OPERATING RESULTS WILL DIFFER FROM THE RESULTS INDICATED IN THE PRO FORMA FINANCIAL STATEMENTS AND THIS COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.



    The pro forma information incorporated by reference in this prospectus with regard to our pending acquisitions, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies and businesses been combined throughout these periods and performance might have been different. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the acquisitions had taken place earlier or the future results that the companies and businesses will experience after completion of these transactions.



    In addition, we may enter transactions that would affect our financial condition and the value of the securities. Our pro forma financial statements do not reflect what would be the effect of any transaction, including joint ventures we may enter into.



    THE ACCESS CHARGE REVENUES WE RECEIVE MAY BE REDUCED AT ANY TIME.



    A significant portion of our revenues comes or is derived from access charges paid by interexchange carriers, or IXCs, for services we provide in originating and terminating intrastate and interstate long-distance telephone calls. The amount of access charge revenues we receive for these services is regulated by the Federal Communications Commission, or FCC, and state regulatory agencies. Recent rulings regarding access charges have lowered the amount of revenue we receive from this source. Additional actions by these agencies could further reduce the amount of access revenues we receive. In addition, a portion of our access revenues is received from state and federal universal service funds based upon the high cost of providing telephone service to certain rural areas. In the future, there may be proposals by state or federal regulatory agencies to eliminate or reduce these revenues. A material reduction in the revenues we receive from these funds would adversely affect our financial results.



    WE FACE COMPETITION, WHICH COULD ADVERSELY AFFECT US.



    The telecommunications industry is a competitive industry. The traditional dividing lines between long distance, local, wireless, cable and internet services are becoming increasingly blurred. Through mergers and various service integration strategies, services providers are striving to provide integrated solutions both within and across geographic markets. As a diversified full service incumbent local exchange carrier, or ILEC, our competitors are competitive local exchange carriers, or CLECs, and other providers (or potential providers) of services, such as internet service providers, or ISPs, satellite companies, neighboring ILECs and cable companies that may provide services competitive with ours or services that we intend to introduce. We cannot assure you that we will be able to compete effectively with these industry participants in all of our operations.



    In addition, wireless providers currently compete in territories of all of our rural telephone exchange subsidiaries. Increased competition from these wireless providers is expected. We cannot predict the effects of greater competition from wireless providers. Furthermore, regions served by access lines that have not had substantial upgrading over the last several years are particularly vulnerable to competition. Until we complete the upgrade of our access lines, the services we provide in the areas served by these access lines are vulnerable to competition from operators of more updated systems.



    We expect competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including a changing regulatory environment that may affect our competitors and us differently, new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.



    ELI FACES SUBSTANTIAL COMPETITION FOR ITS TELECOMMUNICATIONS SERVICES FROM LARGER COMPANIES.



    ELI's competitors for telecommunications services are primarily larger ILECs, CLECs and IXCs. Because it is not an incumbent provider, ELI's ability to succeed in the telecommunications services market depends to a large extent on its ability to build tailored, value-added network services for business customers and to maintain its customer base and develop additional business customers in its core geographic areas in light of changing technologies.



    We anticipate that general pricing competition and pressures will increase significantly. We have not obtained significant market share in any of the areas where we offer our CLEC services, nor do we expect to do so given the size of our telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that we will be able to compete effectively in any of our markets. Furthermore, the recent bankruptcies and weakened financial position of a number of CLECs have resulted in a more demanding operating environment for CLECs, as both customers and suppliers are more concerned about each CLEC's creditworthiness.



    MANY OF OUR COMPETITORS HAVE SUPERIOR RESOURCES, WHICH MAY PLACE US AT A COST AND PRICE DISADVANTAGE.



    Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. In addition, some of our competitors can raise capital at a lower cost than we can. Consequently, some competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we can. Also, the greater brand name recognition of some competitors may require us to price our services at lower levels in order to win business. Finally, the cost advantages of some competitors may give them the ability to reduce their prices for an extended period of time if they so choose.



    OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, IMPOSING SUBSTANTIAL COMPLIANCE COSTS AND RESTRICTING OUR ABILITY TO COMPETE IN OUR TARGET MARKETS.



    As an ILEC, we are subject to significant regulation from federal, state and local authorities. This regulation restricts our ability to raise our rates, especially in our basic services, and imposes substantial compliance costs on us. Regulation restricts our ability to compete and, in some jurisdictions, it may restrict our ability to expand our services. In addition, changes to the regulations that govern us may have an adverse effect upon our business by reducing the allowable fees that we may charge, imposing additional compliance costs, or otherwise changing the nature of our operations and the competiton in our industry.



    IN THE FUTURE AS COMPETITION ENTERS OUR MARKETS, WE MAY BE UNABLE TO MEET THE TECHNOLOGICAL NEEDS OR EXPECTATIONS OF OUR CUSTOMERS.



    The telecommunications industry is subject to significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the needs or expectations of our customers. Replacing or upgrading our infrastructure could result in significant capital expenditures.



    DETERIORATING ECONOMIC CONDITIONS COULD HARM OUR BUSINESS.



    Demand for communications products and services may be adversely affected by a downturn in the United States economy as well as changes in the global economy. Key United States economic indicators have recently signaled a softening of the United States economy. As a result, we may experience decreased demand for our communications products and services. A decline in the demand for and usage of communications products and services could have an adverse effect on our results of operations and financial condition.



    Many of ELI's customers are in various internet-related businesses, including internet service providers, some of which have been adversely affected by recent business trends in that sector. To the extent the credit quality of these customers deteriorates or these customers seek bankruptcy protection, ELI's ability to collect receivables, and ultimately its operating results, may be adversely affected.



    AS A HOLDING COMPANY WITH RESPECT TO TELECOMMUNICATIONS ASSETS, WE WILL REQUIRE DIVIDENDS FROM SUBSIDIARIES TO MEET CASH REQUIREMENTS OR PAY DIVIDENDS.



    Citizens conducts all its telecommunications business operations through its subsidiaries and may arrange for certain telecommunications assets to be held in special purpose legal entities with separate financing. Accordingly, following the divestiture of our public utilities services segments, Citizens' only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness will be distributions relating to its ownership interest in its telecommunications subsidiaries and affiliates from the net earnings and cash flow generated by such subsidiaries. We cannot be sure that Citizens' telecommunications subsidiaries will generate sufficient cash flow to pay or distribute such dividends or funds, or that applicable state law, regulatory action, and contractual restrictions, including negative covenants contained in any debt instruments of such subsidiaries and affiliates, would permit such dividends, distributions or payments.

                           FORWARD-LOOKING STATEMENTS


    Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs.

    Some statements and information contained in this prospectus and in the documents incorporated by reference into this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements may differ from actual future results due to, but not limited to, those factors referenced under "Risk Factors" and/or any of the following possibilities:

    - changes in economic conditions;

    - changes in the capital markets;

    - changes in industry conditions;

    - changes in our credit rating; and

    - changes in accounting policies or practices adopted voluntarily or as required by regulations or generally accepted accounting principles.

    You should consider these important factors as well as those referenced under "Risk Factors" in evaluating any statement in this prospectus or otherwise made by us or on our behalf. We have no obligation to update or revise these forward-looking statements.

                                USE OF PROCEEDS


    Except as otherwise described in an accompanying prospectus supplement, we plan to use substantially all of the net proceeds from the sale of any securities sold by us, together with internally generated funds and possible future borrowings, to refinance bank borrowings and other extensions of credit, to expand our networks, service offerings and related infrastructure, to fund working capital and pending as well as future acquisitions, to make further investments in related telecommunications businesses as well as for general corporate purposes. Until we use the proceeds of sales by us of any securities covered by this prospectus or any prospectus supplement in this manner, we may temporarily use them to make short-term investments or to reduce short-term borrowings.



    All of the Resale Shares offered hereby are being offered by the selling stockholder. We will not receive any of the proceeds of any sales of Resales Shares made hereunder.



    The proceeds from the sale of trust preferred securities by the Trust will be invested in junior subordinated notes issued by Citizens. Except as we may otherwise describe in a prospectus supplement, Citizens expects to use the net proceeds from the sale of the junior subordinated notes to the Trust for the purposes set forth above.


                       RATIO OF EARNINGS TO FIXED CHARGES


    The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends. Earnings consist of income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest charges and an amount representing the interest factor included in rentals (assumed to be one-third) and preference security dividend requirements.



                                                                        YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------
                                                            1996       1997       1998     1999(1)      2000
                                                          --------   --------   --------   --------   --------
Consolidated ratio of earnings to fixed charges.........    3.44        .98       1.28       2.22        .62
Consolidated ratio of earnings to combined fixed charges
  and preferred dividends...............................    3.22        .98       1.26       2.14        .64


------------------------


(1) In 1999, we recorded pre-tax non-operating gains of approximately
    $221.0 million related to the sale of our investments in Centennial Cellular Corp., Century Communications Corp. ("Century") and our interest in a cable television joint venture with a subsidiary of Century. Excluding such pre-tax non-operating gains, the ratio of earnings to fixed charges for 1999 is 0.67 and the ratio of earnings to combined fixed charges and preferred dividends for 1999 is 0.69.

                        CITIZENS COMMUNICATIONS COMPANY

INTRODUCTION


    We are a telecommunications-focused company providing wireline communications services primarily to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. In addition, we provide competitive local exchange carrier, or CLEC, service to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, Inc., our 85%-owned subsidiary. We also provide public utility services including natural gas transmission and distribution, electric transmission and distribution and water distribution and wastewater treatment services to primarily rural and suburban customers throughout the United States.



    With approximately 1.4 million telephone access lines in 17 states we were the eighth largest local access wireline telephone provider in the United States as of December 31, 2000. Upon consummation of telephone access line acquisitions contracted for during 1999 and 2000, we expect to be the sixth largest ILEC in the United States with approximately 3.1 million telephone access lines in 27 states. In fiscal years 1999 and 2000 revenues from our ILEC services segment were $903.2 million and $963.7 million, respectively, and our adjusted EBITDA, operating income plus depreciation and amortization, was $327.1 million and $434.1 million, respectively. Revenues in fiscal years 1999 and 2000 from our CLEC services segment were $187.0 million and $244.0 million, respectively, and adjusted EBITDA was $(57.6) million and $1.8 million respectively.



    In 1999, we announced plans to divest our public utilities services segments. Consistent with this effort, we have contracted to sell our water and wastewater utility services segments and portions of our gas and electric properties and are presently engaged in the sale of, or are seeking buyers for, our gas and electric properties. Pending these divestitures, we continue to provide gas and electric utility services and water and wastewater services.


    We are incorporated in Delaware, and the address of our principal executive offices is 3 High Ridge Park, Stamford, Connecticut 06905. Our telephone number is (203) 614-5600.

TELECOMMUNICATIONS INDUSTRY OVERVIEW

    The telecommunications industry involves the transmission of voice, data and video communications from the point of origination to the point of termination. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services.


    ILECs provide local, toll, access and resale services, sell, install and maintain customer premises equipment and provide directory services. In our primary markets we are the incumbent provider of local exchange service. As a result, we are subject to greater regulation than CLECs and other non-incumbent carriers.


    ILECs establish their local market position because they are the primary provider of wire access to users of services in their areas. With these connections to customers, ILECs may provide local network services, network access services, long distance and data services and other related services. The basic "dial-tone" service is subject to substantial regulation, and the other services are subject to various levels of regulation. ILECs compete with other service providers through pricing, customer service, network quality and valued-added services, with the ILECs having an initial advantage as the existing provider of basic telephone services. We believe that we maintain this advantage in a number of the markets in which we operate as an ILEC.


    Currently, the five largest ILECs in the United States are Verizon, Qwest, SBC, BellSouth and Sprint and each of them is substantially larger than we are. The structure of the domestic telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its seven regional Bell operating companies, or RBOCs, and divided the country into approximately 200 local access transport areas, or LATAs, that range in size from metropolitan areas to entire states. The original RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service, service within a LATA. The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to ILECs other than the RBOCs. However, under the Telecommunications Act of 1996, or the 1996 Act, the RBOCs are permitted to provide inter-LATA long distance service, subject to certain conditions. We, as an ILEC, provide access to long distance services for our ILEC services segment customers.


    For each long distance call, the originating and terminating ILECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating ILECs. To encourage the development of competition in the long distance market, the ILECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T.

    These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the ILECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. We derive a significant portion of our revenues from these access fees.

    Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, satellite, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks.


BUSINESS STRATEGY



    We are transforming ourselves into a company that focuses exclusively on providing telecommunication services. We primarily operate in rural areas and small and medium-sized towns where we believe we have a competitive advantage due to our relatively larger size, greater resources, and local focus and lower levels of competition. We believe that our operations in these areas will provide us with steady revenue flow and margin enhancement opportunities. To reach our objective we intend to:


    TARGET TELECOMMUNICATIONS NEEDS OF RURAL AREAS AND SMALL AND MEDIUM-SIZED TOWNS AND CITIES.

    Following the consummation of our pending acquisitions, we expect to be the among the largest ILECs in the United States (the largest after Verizon, Qwest, SBC, BellSouth and Sprint) and, we believe, the largest ILEC that focuses primarily on serving rural areas and small and medium-sized towns and cities. Apart from the RBOCs, smaller, often family-owned ILECs have traditionally provided wireline telephone services in rural areas. As newer services such as data services, the internet and digital subscriber networks have created a catalyst for growth and consolidation in the telecommunications market, the larger telecommunications companies appear to be focusing their efforts on providing new services to urban markets and are in the process of divesting parts of their rural telephone access lines and exchanges. Many smaller ILECs, on the other hand, lack the resources to improve their networks to provide these enhanced services to their consumers. We believe that, following the consummation of our pending acquisitions, our position as the largest ILEC focusing on rural and smaller markets will enable us to compete effectively against larger competitors because of our market focus and against smaller competitors because of our additional resources and economies of scale.

    CONTINUE TO ACHIEVE ECONOMIES OF SCALE THROUGH CLUSTERING AND INCREASE OPERATIONAL EFFICIENCIES.

    We continually seek the advantages and efficiencies of operating large local and regional telecommunications clusters. When we have completed our currently planned acquisitions, approximately two-thirds of our customers will be located in four states. In addition, a key part of our growth strategy is the acquisition on an opportunistic basis of access lines and exchanges contiguous to our existing network. Locally and regionally-clustered systems enable us to reduce expenses through the consolidation of marketing and support functions and to place more experienced managers at the system level who are better equipped to meet the new competitive and regulatory challenges of today's telecommunications industry. Local and regional clusters will also increase the speed and effectiveness of our product and services deployment, enhancing our ability to increase both customers and revenues.

    INCREASE PENETRATION RATES OF THE SERVICES OFFERED TO OUR MARKETS.


    We intend to increase the penetration of existing value-added services such as second lines and enhanced services, such as call forwarding, conference calling, caller identification, internet, voicemail and call waiting, to our ILEC services segment including our current markets and to-be-acquired markets. At present, the penetration rates for enhanced services in our ILEC services segment in rural areas and small and medium-sized towns and cities are below industry averages. We believe that increased sales of value-added and enhanced services in existing ILEC markets will produce revenue with higher operating margins due to the relatively low marginal operating costs necessary to offer value-added and enhanced services in markets we already serve. We believe that our ability to integrate value-added and enhanced services with our core ILEC services will provide us with the opportunity to capture an increased percentage of our customers' telecommunications expenditures.



    RETAIN EXISTING CUSTOMERS AND ATTRACT NEW CUSTOMERS THROUGH THE INTRODUCTION OF NEW TECHNOLOGY AND IMPROVED MARKETING AND CUSTOMER SERVICES.


    Recent improvements in telecommunications technology as well as improvements to our network will allow us to offer new services such as digital subscriber network lines and other high-speed premium-priced data services to our existing and future customer base. We have sought to ensure that our network employs technologically current switching software and is positioned to support network growth. For example, we are gradually deploying digital subscriber line, or DSL, service in parts of our markets to provide broadband access where it is economically feasible. We believe that technological improvements in our existing and future markets will enable us to offer additional services for a low marginal increased operating cost.


    STRENGTHEN AND BUILD STRATEGIC PARTNERSHIPS AS A MEMBER OF THE LOCAL
     COMMUNITIES.


    We intend to continue to strengthen and build our relationships with local and community groups. Our relationships with such groups assist us in determining the range of features and services that consumers in our markets want. Much of our marketing and advertising efforts are directed to sponsoring local events and activities rather than mass media advertising. We believe that our local and community-based approach helps us build customer loyalty and brand awareness in the areas we serve. In addition, we intend to leverage our assets through strategic partnerships with appropriate partners.


    INCREASE UTILIZATION OF OUR CLEC'S HIGH-CAPACITY, INSTALLED, FIBER-OPTIC
     INFRASTRUCTURE.



    ELI is a CLEC that focuses on medium to large markets in the western United States. We presently provide financial support to ELI. ELI's primary focus in 2001 is increasing new and existing customer usage of its high-capacity, installed, fiber-optic infrastructure in its seven major cities and surrounding areas by increasing the penetration of existing on-net buildings and sales to customers that are connected to the network. We intend to continue to grow ELI's business so that it can operate profitably on a stand-alone basis.



    DIVEST OUR PUBLIC UTILITIES SERVICES SEGMENT'S BUSINESS AND ASSETS.



    As part of our strategy to transform our business focus entirely to that of a telecommunications services provider, we are in the process of monetizing our public utilities services segment's assets. We have entered into agreements to sell all of our water and wastewater treatment businesses, our Louisiana natural gas business and our Hawaii electric business and seek to dispose of the remainder of our public utilities services business and assets. Successful implementation of this divestiture program will allow us to focus on our core telecommunications business while simultaneously providing us with an internal source for a portion of the financing necessary for enlarging our telephone access line network.

                          TELECOMMUNICATIONS SERVICES


    Our telecommunications services are principally ILEC services and also include CLEC services delivered through ELI. As of December 31, 2000, we operated ILECs in 17 states, serving approximately 1.4 million access lines. Our ILEC services segment is presently marketed under the Citizens name but we intend to market these services under the Frontier name following the closing of the Frontier acquisition. Our CLEC services segment is marketed under the Electric Lightwave name and provides a variety of integrated telecommunications products designed to meet the customer's total communications needs.


ILEC SERVICES


    Our ILEC services segment accounted for $963.7 million, or 53.5%, of our revenues in fiscal year 2000. In fiscal year 2000, approximately 56% of our ILEC services segment revenues came from federal and state universal service charges through the federal and local governments and regulated access charges paid by long distance operators and CLECs. Between 1990 and 2000 the population in our service areas grew overall by approximately 6%. In 1999 and 2000 the number of telephone access lines in our historic telephone systems increased by 4.8% and 4.0%, respectively.



    Our ILEC services business is primarily with retail customers and, to a lesser extent, business customers. Our ILEC services segment provides:



    - local network services,



    - enhanced services,



    - network access services,



    - long distance and data services, and



    - directory services.



    LOCAL NETWORK SERVICES. We provide telephone wireline access services in our service areas primarily to residential customers. We are the incumbent provider of basic telephone services in our service areas. Our present service areas are generally less densely populated than what we believe to be the primary service areas of the five largest ILECs.


    ENHANCED SERVICES. We offer our ILEC customers the following enhanced service features: call forwarding, conference calling, caller identification, voicemail and call waiting. We recently introduced Citizens Select and Citizens Select Plus as branded bundles of telecommunications services directed at our retail customer base in a majority of our markets. These plans permit customers to bundle their residential line with custom local area signaling services, or CLASS, and custom calling features for a single flat rate. Citizens Select allows customers to choose up to seven features with their residential line while Citizens Select Plus allows customers to bundle with their residential line as many features as desired plus voicemail. In connection with the pending Frontier acquisition, we may rebrand some or all of these services.

    NETWORK ACCESS SERVICES. We provide network access services to long distance carriers and other customers in connection with the use of our facilities to originate and terminate interstate and intrastate long distance telephone calls. We provide originating and switched terminating services to long distance carriers through switched services network. Such services are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Access charges to long distance carriers and other customers are based on access rates filed with the FCC for interstate services and with the respective state regulatory agency for intrastate services.

    LONG DISTANCE AND DATA SERVICES. Long distance network service to and from points outside of a telephone company's operating and data territories is provided by interconnection with the facilities of interexchange carriers, or IXCs. We believe that many customers prefer the convenience of obtaining their long distance service through their local telephone company and receiving a single bill.

    We also offer data services including internet dial up service, digital subscriber lines, frame relay and asynchronous transfer mode, or ATM, switching. As part of our integration strategy, we offer a solution whereby other ILEC companies resell our integrated services. We offer this integrated solution to most of our customers.

    DIRECTORY SERVICES. Directory services involves the provision of residential and business directories. We provide this service through a third party contractor who pays us a percentage of its revenues realized from the directories.

ILEC ASSET ACQUISITIONS

    We continually evaluate the possibility of acquiring additional telecommunications assets. Over the past few years, the number and size of available telecommunications assets has increased substantially. Although our primary focus will continue to be the acquisition of telephone access lines, exchange and operators that are proximate to our existing systems or that serve a customer base large enough for us to operate efficiently, we may also acquire other telecommunications interests.

    The following table sets forth certain information with respect to our telephone access lines as of December 31, 2000 and the additional lines we intend to acquire upon the expected closing of each of the referenced acquisitions.

                                                VERIZON(2)     QWEST(2)     FRONTIER(2)
STATE                             CITIZENS(1)   ACQUISITION   ACQUISITION   ACQUISITION     TOTAL
-----                             -----------   -----------   -----------   -----------   ---------
New York........................     339,100          --             --        698,200    1,037,300
Minnesota.......................     142,400          --        187,100        129,600      459,100
Arizona.........................     163,000       8,600        171,500             --      343,100
California......................     145,600      55,100             --             --      200,700
West Virginia...................     153,200          --             --             --      153,200
Illinois........................     112,200          --             --         20,100      132,300
Iowa............................          --          --         53,200         60,400      113,600
Tennessee.......................     102,500          --             --             --      102,500
Nebraska........................      62,200          --         14,900             --       77,100
Wisconsin.......................      27,800          --             --         44,800       72,600
Idaho...........................      21,700          --         33,900             --       55,600
Colorado........................          --          --         51,400             --       51,400
Pennsylvania....................       1,500          --             --         42,900       44,400
Georgia.........................          --          --             --         29,000       29,000
Nevada..........................      28,300          --             --             --       28,300
Alabama.........................          --          --             --         27,700       27,700
Michigan........................          --          --             --         27,200       27,200
Utah............................      23,700          --             --             --       23,700
Montana.........................       9,000          --         11,900             --       20,900
North Dakota....................      17,000          --             --             --       17,000
Oregon..........................      15,100          --             --             --       15,100
Washington......................          --          --         10,000             --       10,000
New Mexico......................       6,900          --             --             --        6,900
Mississippi.....................          --          --             --          6,500        6,500
Wyoming.........................          --          --          5,900             --        5,900
Indiana.........................          --          --             --          5,700        5,700
Florida.........................          --          --             --          4,600        4,600
                                   ---------      ------        -------      ---------    ---------
Total...........................   1,371,200      63,700        539,800      1,096,700    3,071,400
                                   =========      ======        =======      =========    =========

------------------------


(1) Represents telephone access lines owned or acquired through December 31, 2000 from Verizon (Nebraska, Minnesota and Illinois/Wisconsin) and Qwest (North Dakota).



(2) Represents telephone access lines in acquisitions pending as of December 31, 2000.



    We intend to fully integrate our acquisitions with existing core telephone access line holdings by the end of the first half of 2002. We are acquiring telephone access lines on a state-by-state basis from each of Verizon and Qwest. As of December 31, 2000, we have acquired assets in several Verizon states, including Nebraska (62,200 access lines), Minnesota (142,400 access lines), Illinois/Wisconsin

(112,900 access lines), and one Qwest state, North Dakota (17,000 access lines). We expect the Frontier acquisition to close as a single transaction during the first half of 2001.



    Unlike the Verizon and Qwest acquisitions, which consist of exchanges only, the Frontier acquisition includes the operations, in addition to the assets, of Frontier Corp.'s ILEC businesses. Approximately one-half of the Frontier access lines are in the Rochester, New York metropolitan area and will give us substantially all of the wireline market share in Rochester. Rochester will be our sole metropolitan area telephone system at this time.


ILEC TECHNOLOGY

    In 1999 we entered into a three-year agreement to outsource central office engineering of our ILEC switching facilities. This agreement provides for provisioning of current technology for our switching facilities, deploying the latest switch software throughout our network, provisioning of switch capacity to support network growth, integrating acquired properties onto a common network platform and providing other project management and service support resources. These improvements to our network will allow us to continue to offer enhanced services and other high-speed data services to our existing and future customer base.

    In addition, as we upgrade and extend our physical plant and operations over the next several years, the installation of digital switches and related software will continue to be an important component of our business strategy, as these features enhance our ability to offer additional services. We are in the process of installing advanced digital switching platforms in parts of our switching network. We expect to achieve cost reductions through the elimination of duplicative services and procedures and the consolidation of administrative functions. We believe that additional cost reductions may be obtainable from advanced switching platforms and outside plant delivery systems. We intend to pursue additional gains in productivity by investing in these technologies where feasible and by reengineering customer service processes.

CLEC SERVICES


    ELI provides a broad range of wireline communications products and services to businesses in the western United States. ELI accounted for $240.8 million, or 13.4%, of our revenues in fiscal year 2000.



    ELI's facilities-based network consists of optical fiber plus voice and data switches. ELI has a national internet and data network with switches and routers in key cities, linked by leased transport facilities. As of December 31, 2000, ELI had 5,924 local and long-haul route miles of fiber-optic cable in service. During 2000, ELI completed construction of its long-haul fiber-optic Synchronous Optical Network, or SONET, network. ELI provides a full range of its services in the following seven cities and their surrounding areas: Boise, Idaho; Portland, Oregon; Salt Lake City, Utah; Seattle, Washington; Spokane, Washington; Phoenix, Arizona and Sacramento, California. This network spans more than 3,200 miles, crosses seven states and is one of the largest OC-192 SONET systems in the western United States. The network will include Dense Wave Division Multiplexing, or DWDM, equipment and will support voice and data traffic at speeds up to OC-192. DWDM is a technique for transmitting 16 or more different light-wave frequencies at speeds up to OC-192 on a single fiber to increase transmission capacity.


DESCRIPTION OF CLEC SERVICES BUSINESS

    ELI offers switched service, including local dial tone, from eight Nortel DMS 500 switches in the seven metropolitan areas that ELI serves. This permits ELI to offer both voice and data services in these areas. ELI also has transmission equipment collocated with switches of the relevant ILEC operators at 55 locations.

    ELI has broadband points of presence in the following cities: Atlanta, Georgia; Austin, Texas; Chicago, Illinois; Cleveland, Ohio; Dallas, Texas; Denver, Colorado; Houston, Texas; Las Vegas, Nevada; Los Angeles, California; New York, New York; Philadelphia, Pennsylvania; San Diego,

California; San Francisco, California and Washington, D.C. This permits ELI to offer high-capacity data services in these areas.

    ELI has developed an internet backbone network that provides internet connectivity in each of its markets, including presence at all major network access points, and offers peering arrangements with other internet backbone service providers. A peering arrangement is an agreement where internet backbone service providers agree to allow each other direct access to internet data contained on their networks. ELI's broadband network consists of frame relay switches, ATM switches and network-to-network interfaces. ELI provides national and international coverage to its customers through strategic relationships with other communications providers.

    ELI owns or leases broadband, long-haul fiber-optic network connections between major cities in the western United States and within strategic markets across the nation. ELI seeks to maximize utilization of its network facilities and minimize network access costs and other interconnection costs.

    In the development of its long-haul facilities, ELI has formed strategic relationships with utility companies that enable it to use existing rights-of-way and fiber-optic facilities, use the construction expertise and local permitting experience of such companies and minimize its near-term cash requirements. These relationships allow ELI to extend its network infrastructure more quickly and economically.

    In 1999, ELI entered into a fiber-swap agreement to exchange unused fiber on its network for unused fiber on another carrier's network. This fiber-swap agreement will provide ELI with a fiber route from Salt Lake City to Dallas, routed through Denver.

REGULATORY ENVIRONMENT

ILEC SERVICES REGULATION


    The 1996 Act dramatically changed the landscape of the telecommunications industry. The main thrust of the 1996 Act was to open local telecommunications marketplaces to competition while enhancing universal service. We expect the 1996 Act, subsequent state and federal regulatory rulings and technological changes to lead to an overall reduction in the level of regulation for the telecommunications industry. Although the majority of our operations continues to be regulated extensively by various state regulatory agencies, often called public service commissions, and the FCC, we may experience reductions in the level of regulation for some of our ILEC operations in the future. However, upon the anticipated closing of the Frontier acquisition and of the remaining Qwest acquisitions, certain of our systems may be subject to a higher degree of scrutiny from the FCC and the applicable public service commissions. In any event, we are currently unable to determine the ultimate degree of reduction or increase in regulation in our operating territories.


    The 1996 Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any communications service. Under the 1996 Act, however, states retain authority to impose requirements on carriers necessary to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. States are also responsible for mediating and arbitrating interconnection agreements between CLECs and ILECs if voluntary negotiations fail.

    In order to create an environment in which local competition is a practical possibility, the 1996 Act imposes a number of access and interconnection requirements on all local communications providers. All local carriers must interconnect with other carriers, permit resale of their services, provide local telephone number portability and dialing parity, provide access to poles, ducts, conduits, and rights-of-way, and complete calls originated by competing carriers under reciprocal compensation or mutual termination arrangements.

    Many of our properties continue to be regulated under a regime that sets prices for a specific property based on its level of earnings. As a result of recent legislation enabling regulators to reduce the level of regulation in certain states and at the federal level, we have elected incentive regulation plans under which prices are capped in return for the elimination or relaxation of earnings oversight. Some states also allow us flexibility in price changes for optional services and relaxed reporting requirements. The goal of these incentive regulation plans is to provide incentives to improve efficiencies and increase pricing flexibility for competitive services while ensuring that customers receive reasonable rates for basic services that continue to be deemed part of a monopoly while allowing us to continue to recover our costs in rates.


    Approximately 85% of our ILEC services segment revenue is subject to regulation including incentive regulation. The FCC regulates approximately 34% of this revenue, while various state regulatory agencies regulate approximately 51% of this revenue. We expect state lawmakers to continue to review the statutes governing the level and type of regulation for telecommunications services. Over the next few years, legislative and regulatory actions are expected to provide opportunities to restructure rates, introduce more flexible incentive regulation programs and possibly reduce the overall level of regulation. While we still believe that such actions will nonetheless allow us to recover our costs in revenues, we expect the election of incentive regulation plans and the expected reduction in the overall level of regulation to allow us to introduce new services more expeditiously than in the past.


    For interstate services regulated by the FCC, we have elected a form of incentive regulation known as price caps. Under price caps, interstate access rates are capped and adjusted annually by the difference between the level of inflation and a productivity factor. Most recently the productivity factor was set at 6.5%. Given the relatively low inflation rate in recent years, interstate access rates have been adjusted downward annually. In May 2000, the FCC adopted a revised methodology for regulating the interstate access rates of price cap companies through May 2005. The new program, known as the Coalition for Affordable Local and Long Distance Services, or CALLs plan, establishes a price floor for interstate-switched access services and phases out many of the subsidies in interstate access rates. Though the end-user charges and an expanded universal service program will continue to benefit rural service providers such as our ILEC services segment, we believe we will be able to offset some of the reduction in interstate access rates. Annual adjustments based on the difference between inflation and the 6.5% productivity factor will continue for several years until the price floor for interstate switched access services is reached.

    We believe that the CALLs plan has potential benefits for us in the long term. Although some of the required rate reductions are front loaded, the price floor provides a degree of certainty that rate reductions will be curtailed in the future. We were successful in negotiating a price floor that recognized the unique cost characteristics of rural telecommunications providers as opposed to being forced into a one size fits all program designed for larger companies. Under the CALLs plan, for many of our properties, the price floor is higher than the rate level that would have been required over time under the previous rate programs. In addition, shifting revenue from interstate access services to end user customers and universal service programs provides us more control over future revenue as access customers seek alternatives to switched access services.

    In 1998, the FCC determined that the federal universal service fund, or USF, for non-rural companies would be based on a forward-looking cost methodology, but chartered a Rural Task Force, or RTF, to develop a recommendation for the funding methodology for rural companies. Since many of our current properties are classified as rural, our federal USF will be driven by the rural methodology that is still under development. In October 2000, the RTF recommended the use of embedded cost instead of forward-looking costs to determine the USF for rural companies. In addition, the RTF suggested the FCC should adjust the caps on the USF to recognize inflation and allow rural companies the opportunity to recover some of the costs associated with incremental investment.

    The FCC has historically required an acquiring company to cap its federal USF for acquired exchanges at the level of the selling company. Since the seller often includes the acquired exchanges in a much larger USF study area, the amount of USF is often negligible. In addition, the purchasing company is not able to include its new investment in the USF calculation. The RTF concluded that this cap might deter investment in acquired properties. In addition, the FCC has historically capped certain corporate expenses. The RTF recommended this expense cap be indexed to reflect inflation. In December 2000, the Federal/State Universal Service Joint Board recommended that the FCC adopt the

RTF recommendations. Although the final FCC decision is still uncertain, if the FCC agrees with the Joint Board, the combination of the embedded cost methodology and some relief on the caps should provide rural providers like us with a more stable source of USF money over the next few years.

    Another goal of the 1996 Act was to remove implicit subsidies from the rates charged by local telecommunications companies. The CALLs plan addressed this requirement for interstate services. State legislatures and regulatory agencies are beginning to reduce the implicit subsidies in intrastate rates. The most common subsidies are in access rates that historically have been priced above their costs to allow basic local rates to be priced below cost. Legislation has been considered in several states to require regulators to eliminate these subsidies and implement state universal service programs where necessary to maintain reasonable basic local rates. However, not all the reductions in access charges are fully offset. In Tennessee for example, as a result of such legislation, we will be reducing intrastate access rates by $1 million per year for three years beginning in 2001. We anticipate additional state legislative and regulatory pressure to lower intrastate access rates in the near future. However, regulators are cognizant of the potential impact on basic local rates and are moving cautiously. Many states are embracing the need for state universal service funds to ensure protection for customers while ensuring that local telecommunications companies continue to have the incentive to recover in rates their investment in their networks and new services.

    State legislatures and regulators are also examining the provision of telecommunications services to previously unserved areas. Since many unserved areas are located in rural markets, we may be required to expand our service territory into some of these areas. Given the start-up costs involved with territory expansion, we expect legislatures and regulators to continue to move cautiously and provide some means of recovery for the costs associated with serving these new areas.

CLEC SERVICES REGULATION

    The 1996 Act dramatically changed the national public policy framework for telecommunications. A central focus of this sweeping policy reform was to open local communications markets to competition. One result of the 1996 Act has been the development of CLECs which compete for business with the existing carriers. As a CLEC, ELI is subject to federal, state and local regulation. However, the level of regulation is typically less than an ILEC. The FCC exercises jurisdiction over all interstate communications services. State commissions retain jurisdiction over all intrastate communications services. Local governments may require ELI to obtain licenses or franchises regulating the use of public rights-of-way necessary to install and operate its networks.

    The FCC exercises regulatory jurisdiction over all facilities of, and services offered by, communications common carriers to the extent those facilities are used to provide, originate or terminate interstate communications. The FCC has established different levels of regulation for "dominant" carriers and "nondominant" carriers. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than those of nondominant carriers. As a nondominant carrier, ELI may install and operate facilities for domestic interstate communications without prior FCC authorization. ELI is no longer required to maintain tariffs for domestic interstate long distance services. As a provider of international long distance services, ELI obtained FCC operating authority and maintains an international tariff. However, the FCC is also eliminating the requirement for international tariffs. ELI is also required to submit certain periodic reports to the FCC and pay regulatory fees.


    RBOCs had been barred from participating in the market for inter-LATA services, which is primarily long-distance traffic, in their service territories since the break up of the Bell System in 1984. The 1996 Act provides a mechanism for an RBOC and/or any successors to enter in-region inter-LATA markets. Full entry by the companies into inter-LATA markets will increase the level of competition faced by our long distance services. Before an RBOC or its successors can enter an inter-LATA market it must first meet specific criteria set out by section 271 of the 1996 Act. These criteria are commonly referred to as the "14 point checklist". The checklist is meant to ensure that these companies have opened up their local markets to competition before they compete in the long-distance markets in their regions. Verizon and SBC Communications have both successfully filed inter-LATA applications with the FCC for some of their states.


LOCAL GOVERNMENT AUTHORIZATIONS

    ELI has various interconnection agreements in the states in which it operates. These agreements govern reciprocal compensation relating to the transport and termination of traffic between the ILEC's and ELI's networks. On February 25, 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking that categorized calls terminated to internet service providers, or ISPs, as "largely" interstate in nature, which could have the effect of precluding these calls from reciprocal compensation charges. However, the ruling stated that the existing interconnection agreements and the state decisions that have defined them bind ILECs. The FCC gave the states authority to interpret existing interconnection agreements. Since this FCC order, five states in which we operate, Oregon, Washington, California, Utah and Arizona, have ruled that calls terminated to ISPs should be included in the calculation to determine reciprocal compensation. However, the FCC is expected to readdress this issue in 2001.


    Most state public service commissions require competitive communications providers, such as ELI, to obtain operating authority prior to initiating intrastate services. Most states also require the filing of tariffs or price lists and customer-specific contracts. ELI is not currently subject to rate-of-return or price regulation. However, ELI is subject to state-specific quality of service, universal service, periodic reporting and other regulatory requirements, although the extent of these requirements is generally less than those applicable to ILECs.


COMPETITION

ILEC SERVICES COMPETITION


    The 1996 Act and subsequent FCC interconnection decisions have established the relationships between ILECs and CLECs and the mechanisms for competitive market entry. Though carriers like us, who serve predominantly rural markets, did receive a qualified exemption from some of the technical requirements imposed upon all ILECs for interconnection arrangements, we did not receive an exemption from interconnection or local exchange competition in general. The exemption, known as the rural telephone company exemption, continues until a bona fide request for interconnection is received from a CLEC and a state public services commission with jurisdiction determines that discontinuance of the exemption is warranted. The state commission must determine that discontinuing the exemption will not adversely impact the availability of universal service in the state nor impose an undue economic hardship on us and that the requested interconnection is technically feasible.


    Though much of the initial competition in local telecommunications has been in more densely populated urban areas, we have begun to experience competition in some of our suburban and rural markets. These competitors mainly serve internet service providers and a few large business customers, but competition for residential customers is present in isolated areas.

    Under the 1996 Act and subsequent FCC and state rules, CLECs can compete using one or more of three mechanisms:

    - Construction of its own local exchange facilities, in which case the ILEC's sole obligation is interconnection for purposes of traffic interchange.

    - Purchase unbundled network elements, or UNEs, at cost from the ILEC and assemble them into local exchange services and/or supplement the facilities it already owns.

    - Resale of the ILEC's retail services purchased at wholesale rates from the ILEC.

    Some competitors have taken advantage of an ILEC's requirement to pay the CLEC reciprocal compensation for traffic delivered to the CLEC. The increase of traffic over the Internet has provided CLECs with an immediate mechanism to build traffic and reciprocal compensation revenues. In 2000, our ILECs paid
$1.9 million in reciprocal compensation. While our ILECs are reciprocal compensation payors, ELI is a reciprocal compensation receiver. We expect the spread of Digital Subscriber Line and other high speed network services that give customers a dedicated link to the internet, as well as the rural nature of our markets and expected actions by the FCC and the United States Congress to limit the future growth of reciprocal compensation.


    Beginning in late 1999, the FCC expanded the availability of UNEs by requiring ILECs to offer subloop unbundling, expanded extended loops, or EELs, and line sharing. Pursuant to this FCC decision, CLECs can purchase a portion of the ILECs' loop facilities at cost-based rates as opposed to the entire loop. EELs allow CLECs to purchase links to customer premises located outside the exchange where the CLEC is physically located at cost-based rates. Line sharing allows ILECs to purchase just the high frequency portion of the loop that permits the CLEC to offer high-speed data services more profitably, but leave the lower margin voice services for the same customer with the ILEC. In addition to expanding the availability of UNEs, in August 2000, the FCC expanded collocation requirements to include cageless collocation in ILEC facilities. These FCC decisions increase the CLECs' opportunities to reach customers economically thereby increasing their ability to compete.



    Under the 1996 Act, the RBOCs and their successors were precluded from competing in most long-distance markets until they satisfied the state regulatory authority and the FCC that their markets had been sufficiently opened to local exchange competition. Beginning in 1999, state regulators and the FCC began to allow the RBOCs and their successors to enter the long-distance market in some states. By the end of February 2001, RBOC long-distance entry was only allowed in New York, Texas, Oklahoma and Kansas. However, we expect additional states to follow suit in the near future. Because we currently offer long-distance service in New York and other states, it is possible that the entry of the RBOCs and their successors into this market could adversely impact our operations.


    Though much of the initial competition in local telecommunications has been in more densely populated urban areas, we have begun to experience competition in some of our suburban and rural markets.

    As of December 31, 2000, we had entered into 88 interconnection agreements. These agreements allow CLECs to connect with some of our ILEC networks and compete in our ILEC markets. In addition, in some markets, our ILEC services provide reciprocal compensation payments and local number portability. These competitors are mainly serving large business customers and internet service providers. Competition for residential customers is present in isolated areas.

CLEC SERVICES COMPETITION

    ELI faces significant competition from ILECs in each of its facilities-based markets. Principal ILEC competitors include Qwest, SBC and Verizon.

    Facility and non-facility based CLEC competitors in ELI's markets include, among others: AT&T Local Services, Time Warner Telecom, MCI WorldCom and XO Communications. In each of the markets in which ELI operates, at least one other CLEC, and in some cases several other CLECs, offer many of the same local communications services that ELI provides, generally at similar prices.

    Potential and actual new market entrants in the local communications services business include RBOCs and their successors entering new geographic markets, IXCs, cable television companies, electric utilities, international carriers, satellite carriers, teleports, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the current trend of business combinations and alliances in the communications industry, including mergers between RBOCs and their successors, may increase competition for ELI. With the passage of the 1996 Act and the entry of RBOCs and their successors into the long distance market, IXCs may be motivated to construct their own local facilities or otherwise acquire the right to use local facilities and/or resell the local services of ELI's competitors.

    Competition for network services is based on price, quality, network reliability, customer service, service features and responsiveness to the customer's needs. As a point of differentiation from the ILECs, ELI's fiber-optic networks provide both diverse access routing and redundant electronics, design features not widely deployed within the ILEC's networks.


    ELI's competitors for high-speed data services include major IXCs, other CLECs and various providers of niche services, such as internet access providers, router management services and systems integrators. The interconnectivity of ELI's markets may create additional competitive advantages over other data service providers that must obtain local access from the ILEC or another CLEC in each market or that cannot obtain intercity transport rates on terms as favorable as those available to ELI.



    The market for internet access and related services in the United States is extremely competitive, with barriers to entry related to capital costs, bandwidth capacity and internal provisioning and operations processes. We expect that competition will intensify as existing services and network providers and new entrants compete for customers. In addition, new enhanced internet services such as managed router service and web hosting are constantly under development in the market and we expect additional innovation in this market by a range of competitors. ELI's current and future competitors include communications companies, including the RBOCs and their successors, IXCs, CLECs and cable television companies and other internet access providers.


    Many of these competitors have greater market presence and greater financial, technical, marketing and human resources, more extensive infrastructure and stronger customer and strategic relationships than are available to us.

                           PUBLIC UTILITIES SERVICES


    We have historically provided public utilities services including natural gas transmission and distribution, electric transmission and distribution, water distribution and wastewater treatment services to primarily rural and suburban customers throughout the United States. In May 1998, we announced a plan of divestiture for our public utilities services properties. In 1999, we initially accounted for the planned divestiture of our public utilities services segments as discontinued operations. Because we have not yet entered into agreements to sell our entire gas and electric segments, we reclassified all our gas and electric assets and their related liabilities in the second half of 2000 as "net assets held for sale." As a result, our discontinued operations only reflect the assets and related liabilities of the water and wastewater businesses.


NATURAL GAS


    Our natural gas segment provides natural gas transmission and distribution services in Louisiana, Arizona and Colorado, as well as synthetic natural gas and propane service in Hawaii to 473,500 primarily residential customers. Our natural gas segment accounted for $374.8 million, or 20.8%, of our revenues in fiscal year 2000.



    Natural gas services and/or rates charged are subject to the jurisdiction of federal and state regulatory agencies, except for the non-regulated propane rates charged to customers in Hawaii. We purchase the gas supply we need, except for our production of synthetic natural gas in Hawaii. We believe our natural gas supply is adequate to meet current demands and to provide for additional sales to new customers. The natural gas industry is subject to seasonal demand, except in Hawaii, with the peak demand occurring during the heating season of November 1 through March 31. Our natural gas segment experiences third-party competition from fuel oil, propane and other gas suppliers for most of our large consumption customers, of which there are few, and from electric suppliers for all of our customer base. The competitive position of gas at any given time depends primarily on the relative prices of gas and these other energy sources.

ELECTRIC


    Our electric segment provides electric transmission and distribution services in Arizona, Hawaii and Vermont to 123,500 primarily residential customers. Our electric segment accounted for $223.1 million, or 12.4%, of our revenues in fiscal year 2000.


    Electric services and/or rates charged are subject to the jurisdiction of federal and state regulatory agencies. We purchase approximately 81% of the electric energy needed to provide services to our customers. We believe our supply is adequate to meet current demands and to provide for additional sales to new customers. The majority of our generating facilities are on Kauai, Hawaii. We also have generating facilities in Arizona and Vermont, which are used mainly for back-up power supply. Generally, our electric segment does not experience material seasonal fluctuations.

    The electric utility industry in the United States is undergoing fundamental changes. For many years electric utilities have been vertically integrated entities with the responsibility for the generation, transmission and distribution of electric power in a franchise territory. In return for monopoly status, electric utilities have been subject to comprehensive regulation at the state and federal level. The industry is now shifting toward electric customers being able to choose their energy provider much like telephone customers are able to choose their long distance provider. Generally, this involves splitting apart the generation and transmission of power from the remainder of the business, and having generators compete with one another in the sale of power directly to retail customers. The interconnected regional transmission grids will be operated independently, continuing as a federally regulated monopoly. Local transmission and distribution facilities would continue as state-regulated monopolies. This change in the industry is in various stages of development around the United States. The pace and degree of regulation vary from state to state.


    During the past year power supply costs have increased substantially, forcing distribution companies to incur higher costs to operate their electric businesses. As a result, companies have employed several varied tactics to try to control or offset these costs. These tactics include renegotiating prices with power suppliers and attempting to pass increased power costs on to customers through automatic adjustment mechanisms or rate proceedings. Regulators have resisted these efforts in an attempt to avoid a sudden, steep increase in electric rates, known as "rate shock." Pending final resolution of these issues, we will, where appropriate, seek authority to defer these costs in hopes of being allowed to recover them in the future. In addition, distribution companies have disputed past charges from their power suppliers. In Arizona, we are currently disputing with our power supplier the amount of what we believe are excessive power costs charged by our power supplier which, through December 31, 2000, total approximately $57.0 million.



    Our Vermont Electric Division is a member of the Vermont Joint Owners, a consortium of 14 Vermont utilities that has entered into a purchase power agreement with a Canadian power generation facility. The agreement provides for up to 450 MW of power and associated energy to be delivered to Vermont, in varying amounts, between 1990 and 2020. If any member of the consortium defaults on its share of power under the agreement, the remaining members of the consortium are required by "step-up" provisions of the agreement to assume responsibility for a defaulting member's share on a pro-rata basis. Currently the agreement's pricing exceeds market levels, and the Vermont Public Service Board has been unwilling to allow all members of the consortium full recovery through rates of power costs associated with the contract. The Vermont Board's decision has put at least one of the members of the consortium in a precarious financial condition. If the Vermont Board persists in its refusal and thereby forces one or more members of the consortium to default on their obligations under the contract, such default could shift significant additional cost burdens to our Vermont electric division.



    On February 15, 2000, we announced that we had agreed to sell our electric services segment. Our Arizona and Vermont electric divisions were under contract to be sold, but the parties terminated the agreement on March 7, 2001 due to the failure of the proposed purchaser to raise the required financing and obtain the required regulatory approval necessary to meet its obligations under the contract for sale. We intend to pursue the disposition of the Vermont and Arizona electric divisions with alternative buyers.



    In August 2000, the Hawaii Public Utility Commission, or HPUC, denied the application requesting approval of the purchase of our Kauai electric division by the Kauai Island Electric Co-op for $270.0 million in cash including the assumption of certain liabilities. We are considering a variety of options, including the filing of a request for reconsideration of the decision or the filing of a new application. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.


    In Kauai, historically, we received approximately 13% of our power from a third-party provider. As of January 2001, this third-party provider will no longer provide power due to the closure of their sugar operations. In order to avoid power outages, we have completed negotiations with a new-third party provider for a new purchase power agreement. This agreement is subject to approval by the HPUC. Current forecasts report that Kauai will require additional electrical generating capacity in 2002. As a result, we have entered into a 25-year purchase power agreement with Kauai Power Partners, an independent power producer, to provide firm power by July 2002. This agreement was recently approved by the HPUC.

WATER AND WASTEWATER

    Through subsidiaries, we provide water distribution, wholesale water transmission, wastewater treatment, public works consulting and marketing and billing services to approximately 322,200 primarily residential customers in, Arizona, Illinois, California, Pennsylvania, Ohio, and Indiana.


    On October 18, 1999, we announced the agreement to sell our water and wastewater segment to American Water Works, Inc. for $745.0 million in cash and $90.0 million of assumed debt. This transaction is expected to close in the second half of 2001 following the receipt of regulatory approvals. However, our agreement for the sale of this business may be terminated if regulatory approval is not received before September 30, 2001.


                                   PROPERTIES

    Our principal offices are located in leased premises in Stamford, Connecticut.


    The operations support office for our ILEC segment is located in Plano, Texas. This facility, which we own, accommodates approximately 1,100 employees and has the acreage necessary for phased expansion up to 750,000 square feet. In addition, our ILEC segment leases and owns office space in various markets throughout the United States.



    The operations support office for our CLEC segment is located in Vancouver, Washington. This building, which we own, is fully occupied. In addition, our CLEC segment leases local office space in various markets throughout the United States, and also maintains a warehouse facility in Portland, Oregon. Our CLEC segment also leases network hub and network equipment installation sites in various locations throughout the areas in which it provides services.


    Our ILEC and CLEC services segments own telephone properties which include: connecting lines between customers' premises and the central offices; central office switching equipment; fiber-optic and microwave radio facilities, buildings and land; and customer premise equipment. The connecting lines, including aerial and underground cable, conduit, poles, wires and microwave equipment, are located on public streets and highways or on privately owned land. We have permission to use these lands pursuant to local governmental consent or lease, permit, franchise, easement or other agreement.


    Our public utilities services segments are administered locally in the principal states in which they operate. Pending the sale of our public utilities services segments, we own:


    - gas production, transmission and distribution facilities; electric generation, transmission and distribution facilities;

    - water production, treatment, storage, transmission and distribution facilities; and

    - wastewater treatment, transmission, collection and discharge facilities.

                    CITIZENS COMMUNICATIONS CAPITAL TRUST I



    Citizens created the Trust as a statutory business trust under Delaware law. The Trust's business is defined in a trust agreement executed by Citizens, as depositor, and Chase Manhattan Bank USA, National Association, as the Delaware trustee. That trust agreement will be amended when the trust preferred securities are issued. The amended trust agreement will be in substantially the form filed with the Securities and Exchange Commission, or SEC, as an exhibit to the registration statement, of which the prospectus is a part. The amended trust agreement is called the "Trust Agreement" in this prospectus.



    The Trust exists for the purposes of (1) issuing the trust preferred securities to the public, (2) issuing common securities of the Trust to Citizens and (3) using the proceeds from the issuance of the trust preferred securities and the common securities of the Trust to purchase junior subordinated notes of Citizens. The Trust may engage in only those other activities as are necessary, appropriate, convenient or incidental to those purposes. The preferred securities and the common securities of the Trust together are sometimes called the "Trust Securities" in this prospectus.



    The securities trustees--the administrative trustees, the property trustee and the Delaware trustee--will conduct the Trust's business and affairs. Citizens, as the holder of the common securities of the Trust, will appoint the securities trustees. Two of Citizens' officers initially will serve as administrative trustees. The Chase Manhattan Bank will serve as property trustee. Chase Manhattan Bank USA, National Association will serve as Delaware trustee. Citizens, as the holder of all the common securities of the Trust, will have the right to appoint, remove or replace any of the securities trustees, subject to the right of the holders of a majority of the trust preferred securities to appoint a substitute property trustee and Delaware trustee if an event of default with respect to the junior subordinated notes occurs.



    No separate financial statements of the Trust are included in this prospectus. Citizens believes that those statements would not be material to holders of the trust preferred securities because the Trust has no independent operations and the sole purpose of the Trust is investing the proceeds of the sale of its Trust Securities in the junior subordinated notes. Citizens does not expect that the Trust will be filing annual, quarterly or special reports with the SEC.



    The Trust's office address in the State of Delaware is c/o Chase Manhattan Bank USA, National Association, 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Trust will be c/o Citizens, 3 High Ridge Park, Stamford, Connecticut 06905. The Trust's telephone number is
(203) 614-5600.



                              ACCOUNTING TREATMENT



    The Trust will be treated as a subsidiary of Citizens for financial reporting purposes. Accordingly, Citizens' consolidated financial statements will include the accounts of the Trust. The trust preferred securities, along with other trust preferred securities that Citizens guarantees on an equivalent basis, will be presented as a separate line item in Citizens' consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Citizens or Subsidiaries" or under a similar description. Citizens will record distributions that the Trust pays on the trust preferred securities as an expense in its consolidated statement of income.



                              SELLING STOCKHOLDER



    This prospectus also relates to approximately 9,139,900 shares, or the Resale Shares, of common stock of Citizens that may from time to time be sold by the entity set forth below. An affiliate of Citibank, N.A. purchased shares of common stock in the public markets in connection with an equity repurchase transaction between Citibank, N.A. and us. The shares of common stock were subsequently transferred to Salomon Smith Barney Inc., the selling stockholder and an affiliate of Citibank, N.A.



    The following table states the number of shares of our outstanding common stock that the selling stockholder owns and the number of shares of common stock that may be sold from the account of the selling stockholder in connection with the settlement of the equity repurchase transaction.



                                                                                     NUMBER OF SHARES
    NAME AND ADDRESS            NUMBER OF SHARES OWNED   NUMBER OF SHARES THAT MAY    OWNED AFTER THE
    OF STOCKHOLDER              PRIOR TO THE OFFERING     BE SOLD IN THE OFFERING        OFFERING
    ----------------            ----------------------   -------------------------   -----------------
    Salomon Smith Barney Inc.         9,909,066                  9,139,900               769,166*
    390 Greenwich Street
    New York, NY 10013


------------------------------


* This assumes that all shares that may be sold in the offering by the selling stockholder are sold in the offering.



    We will pay all expenses in connection with the registration of the Resale Shares, including brokerage commissions allocable to the sales of the Resale Shares and fees and disbursements of counsel and other representatives of the selling stockholder. We have also agreed to indemnify the selling stockholder and its affiliates for certain matters.



    The selling stockholder and its affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The selling stockholder and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

                         DESCRIPTION OF DEBT SECURITIES


    The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the indenture governing the applicable class of our debt securities. We have filed two forms of indentures, one each for senior debt securities and for subordinated debt securities, with the SEC as exhibits to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indentures. The terms and provisions of the debt securities described below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.


    We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt or our subordinated debt. Each series of debt securities we offer will be issued under an indenture between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities. Unless otherwise provided for in the applicable prospectus supplement, the indenture governing our subordinated debt securities will be substantially similar to the indenture governing our senior debt securities other than as to subordination terms.

GENERAL TERMS OF THE INDENTURES

    The indentures do not limit the amount of debt securities that we may issue. Each indenture provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but these types of provisions may be included in the documents that set forth the specific terms of the debt securities. We may issue the debt securities issued under either indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

    The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

    - the title;

    - any limit on the aggregate principal amount;

    - whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

    - whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented by a global security;

    - the price or prices at which the debt securities will be issued;

    - the date or dates on which principal is payable;

    - the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

    - interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

    - the right, if any, to extend the interest payment periods and the duration of the extensions;

    - our rights or obligations to redeem or purchase the debt securities;

    - any sinking fund provisions;

    - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to conversion or exchange prices or rates;

    - the currency or currencies of payment of principal or interest;

    - the terms applicable to any debt securities issued at a discount from their stated principal amount;

    - the terms, if any, under which any debt securities will rank junior to any of our other debt;

    - if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

    - if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

    - if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us; and

    - any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

SENIOR DEBT SECURITIES

    Senior debt securities will be issued under the senior indenture. Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

SUBORDINATED DEBT SECURITIES


    GENERALLY


    Subordinated debt securities will be issued under the subordinated indenture. Payment of the principal of, premium, if any, and interest on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in the prospectus supplement limitations, if any, on issuance of additional senior indebtedness.


    JUNIOR SUBORDINATED NOTES



    In connection with the issuance of any trust preferred securities by the Trust, Citizens will issue to the Trust a series of junior subordinated notes. Citizens will also provide a guarantee of obligations of the Trust as described under "Description of the Guarantee". The junior subordinated notes are expected to rank subordinate and junior in right of payment to all of Citizens' indebtedness, which may include other subordinated notes, unless that indebtedness is expressly subordinated to or ranks on a parity with the junior subordinated notes. Specific terms of any junior subordinated notes issued in connection with the issuance of any trust preferred securities will be set forth in a prospectus supplement describing these issuances.


CONVERSION OR EXCHANGE RIGHTS

    Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

    - the conversion or exchange price;

    - the conversion or exchange period;

    - provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

    - events requiring adjustment to the conversion or exchange price;

    - provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

    - any anti-dilution provisions, if applicable.

EVENTS OF DEFAULT

    Unless otherwise provided for in the applicable prospectus supplement, the term "Event of Default," when used in either indenture, unless otherwise indicated, means any of the following:

    - failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the debt securities, the extension will not be a failure to pay interest;

    - failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

    - failure to make sinking fund payments when due;

    - failure to perform other covenants for 90 days after notice that performance was required;

    - events in bankruptcy, insolvency or reorganization of our company; or

    - any other Event of Default provided in the applicable resolution of our Board or supplemental indenture under which we issue a series of debt securities.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

    If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event, or if any other Event of Default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

    Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event, or if any other Event of Default occurs and is continuing involving all of the series of subordinated securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated securities may declare the entire principal amount of all of the series of subordinated securities due and payable immediately.

    If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated securities, as the case may be, may declare the entire principal amount of all debt securities of the affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

    If an Event of Default relating to events in bankruptcy, insolvency or reorganization of our company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

    The indentures impose limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the relevant indenture unless:

    - the holder has previously given to the trustee written notice of default and continuance of such default;

    - the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

    - the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

    - the trustee has not instituted the action within 60 days of the request;
      and

    - the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

    We will be required to file annually with each trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the relevant indenture.

REGISTERED GLOBAL SECURITIES

    We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or nominee. In that case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by the registered global security or securities.

    Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

    - by the depositary for such registered global security to its nominee;

    - by a nominee of the depositary to the depositary or another nominee of the depositary; or

    - by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

    The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

    We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

    - ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

    - upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

    - any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

    - ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

    The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.


    So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the relevant indenture. Except as stated below, owners of beneficial interests in a registered global security:


    - will not be entitled to have the debt securities represented by a registered global security registered in their names;

    - will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

    - will not be considered the owners or holders of the debt securities under the relevant indenture.

    Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the relevant indenture.

    We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the relevant indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

    We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of our company, the trustee or any other agent of our company or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

    If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

    We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    We can discharge or defease our obligations under either indenture or both indentures as stated below or as provided in the applicable prospectus supplement.

    Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the relevant trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

    Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, referred to as "defeasance." We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the relevant indenture, and we may omit to comply with those covenants without creating an event of default under the relevant indenture, referred to as "covenant defeasance." We may effect defeasance and covenant defeasance only if, among other things:

    - we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

    - we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (i) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (ii) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based thereon, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance had occurred; and

    - in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

    Although we may discharge or decrease our obligations under an indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

MODIFICATION OF THE INDENTURES

    Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

    - secure any debt securities;

    - evidence the assumption by a successor corporation of our obligations;

    - add covenants for the protection of the holders of debt securities;

    - cure any ambiguity or correct any inconsistency in the relevant indenture;

    - establish the forms or terms of debt securities of any series; and

    - evidence and provide for the acceptance of appointment by a successor trustee.

    The indentures also provide that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the relevant indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

    - extend the final maturity of any debt security;

    - reduce the principal amount or premium, if any;

    - reduce the rate or extend the time of payment of interest;

    - reduce any amount payable on redemption;

    - change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

    - reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

    - impair the right to institute suit for the enforcement of any payment on any debt security when due; or

    - reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the relevant indenture.

CONCERNING THE TRUSTEE


    The indentures provide that there may be more than one trustee under each indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities under an indenture, each trustee will be a trustee under the relevant indenture separate and apart from the trust administered by any other trustee under the same indenture or any other indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the relevant indenture. Any trustee under the relevant indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the relevant trustee for such series at an office designated by such trustee in New York, New York.


    If any trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security otherwise. Any trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

    The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant trustee concerning the applicable series of debt securities, provided that the direction:

    - would not conflict with any rule of law or with the relevant indenture;

    - would not be unduly prejudicial to the rights of another holder of the debt securities; and

    - would not involve any trustee in personal liability.

    The indentures provide that in case an Event of Default shall occur, not be cured and be known to any trustee, the relevant trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. No trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities, unless the holders shall have offered to the trustee security and indemnity satisfactory to that trustee.

NO INDIVIDUAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS OR DIRECTORS

    The indentures provide that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the relevant indenture.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.25 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2001, there were 266,485,914 shares of common stock outstanding, and no shares of preferred stock outstanding.


COMMON STOCK

VOTING RIGHTS

    The holders of common stock are entitled to one vote per share and are entitled to vote upon all matters that come before the stockholders, including the election of directors.

    Only those holders of our common stock that, as of any relevant date, would be entitled to elect a director at the next annual meeting of stockholders, may remove a director. Our directors may be removed, with or without cause. Vacancies in a directorship may be filled by:

    - the majority of directors then in office, except in vacancies resulting from the removal of directors by stockholders; or

    - the vote of the holders of the common stock, as of the date such vacancy is filled, entitled to elect such director at the next annual meeting of stockholders.

DIVIDENDS


    Holders of common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock. We may not make any dividend or distribution to any holder of common stock unless simultaneously with the dividend or distribution we make the same dividend or distribution with respect to each outstanding share of common stock.


LIQUIDATION

    In the event of our liquidation, after payment of our debts and other liabilities and after making provision for the holders of preferred stock, if any, our remaining assets will be distributable ratably among the holders of common stock.

OTHER PROVISIONS

    The holders of our common stock are not entitled to preemptive rights. All outstanding shares of common stock are, and all shares of common stock offered hereby when issued will be upon payment therefor, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority, without any further action by our stockholders to issue from time to time shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if our board of directors authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of us and may adversely affect the rights of holders of our common stock.

GENERAL


CERTIFICATE OF INCORPORATION AND BY-LAWS


    Stockholders' rights and related matters are governed by the Delaware General Corporation Law and our certificate of incorporation and by-laws. The terms of our restated certificate of incorporation and our by-laws are more detailed than the general information provided in connection with the description of our capital stock or otherwise in this prospectus. Therefore, you should carefully consider the actual provisions of these documents.

LIMITATION OF DIRECTORS' LIABILITY

    Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.


    The effect of these provisions will be to eliminate our rights and our stockholders' rights, through stockholders' derivatives suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her duty of care.


TRANSFER AGENT

    The Transfer Agent and Registrar for our common stock is the Illinois Stock Transfer Company.

                            DESCRIPTION OF WARRANTS


    We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of selected provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.



DEBT WARRANTS


    The prospectus supplement relating to a particular issue of debt warrants will describe the terms of the debt warrants, including the following:

    - the title of the debt warrants;

    - the offering price for the debt warrants, if any;

    - the aggregate number of the debt warrants;

    - the designation and terms of the debt securities purchasable upon exercise of the debt warrants;


    - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;


    - if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable;


    - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;


    - the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

    - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

    - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

    - information with respect to book-entry procedures, if any;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - the antidilution provisions of the debt warrants, if any;


    - the redemption or call provisions, if any, applicable to the debt warrants; and


    - any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of the warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the common stock or preferred stock purchasable upon exercise of the warrants;


    - if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each offered security;


    - if applicable, the date from and after which the warrants and any offered securities issued with them will be separately transferable;

    - the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

    - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - the antidilution provisions of the warrants, if any;


    - the redemption or call provisions, if any, applicable to the warrants; and


    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

    The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ and supersede some or all of the terms presented below.

GENERAL

    We may elect to offer fractional interests in shares of preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent a fractional interest in a share of the relevant series of preferred stock, as described in the relevant prospectus supplement, of a share of preferred stock.

    The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

    Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

    Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts, but not in definitive form.


    Definitive depositary receipts will be prepared without unreasonable delay and the temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.


DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to the depositary shareholders of record.

    If there is a distribution other than in cash, the depositary will distribute property to the depositary shareholders of record on a pro rata basis, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our consultation, adopt a method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from that sale to the concerned holders.

    Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

WITHDRAWAL OF STOCK

    Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the relevant prospectus supplement, but holders of those whole preferred stock shares will not afterward be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

REDEMPTION; LIQUIDATION


    The terms on which the depositary shares relating to the preferred stock of any series may be redeemed and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.


CONVERSION

    The depositary shares, as such, are not convertible or exchangeable into our common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares.

VOTING

    Upon receiving notice of any meeting at which preferred stockholders of any series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in that notice to the depositary shareholders of record relating to that series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take actions we deem necessary to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that series of preferred stock, it will abstain from voting those preferred stock shares, unless otherwise mentioned in the relevant prospectus supplement.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by us and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

    - we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

    - all preferred stock of the relevant series has been withdrawn;

    - there has been a final distribution in respect of the relevant series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the relevant depositary shareholders;

    - all outstanding depository shares have been converted into or exchanged for other securities; or

    - upon determination by Citizens to terminate the deposit agreement.

CHARGES OF DEPOSITARY

    We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

    Each depositary will forward to the relevant depositary shareholders all reports and communications that we are required to furnish to our preferred stockholders.

    Neither any depositary nor Citizens will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent, and on documents believed to be genuine.

TITLE


    We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.


RESIGNATION AND REMOVAL OF DEPOSITARY

    A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.


                   DESCRIPTION OF TRUST PREFERRED SECURITIES



    The following description of the trust preferred securities is only a summary and is not intended to be comprehensive.



GENERAL



    The Trust Agreement authorizes the administrative trustees to issue the trust preferred securities and the trust common securities on behalf of the Trust. For additional information you should refer to the Trust Agreement. The form of the Trust Agreement is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part.



    The prospectus supplement describing the trust preferred securities will disclose the specific terms related to the offering, including the price or prices at which the trust preferred securities to be offered will be issued. Those terms will include some or all of the following:



    - the number of trust preferred securities;



    - the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

    - the date or dates, or method of determining the date or dates, from which distributions will be cumulative;



    - the amount that will be paid out of the assets of the Trust to the holders of the trust preferred securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;



    - any obligation that the Trust has to purchase or redeem the trust preferred securities and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;



    - any voting rights of the trust preferred securities that are in addition to those legally required, including any right that the holders of the trust preferred securities have to approve certain actions under or amendments to the trust agreement;



    - any right that the Trust has to defer distributions on the trust preferred securities in the event that Citizens extends the interest payment period on the junior subordinated notes;



    - any other rights, preferences, privileges, limitations or restrictions upon the trust preferred securities; and



    - Citizens will guarantee the trust preferred securities to the extent described below under the caption "Description of the Guarantee."



 The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the trust preferred securities.



                            DESCRIPTION OF GUARANTEE



    In connection with the issuance of trust preferred securities by the Trust and junior subordinated notes to the Trust by Citizens, Citizens will execute the guarantee for the benefit of the holders of the preferred securities of the Trust. The Chase Manhattan Bank will act as guarantee trustee. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities.



    The following description of the guarantee is only a summary and is not intended to be comprehensive. The form of guarantee is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part.



GENERAL



    Citizens will irrevocably and unconditionally agree under the guarantee to pay in full the guarantee payments that are defined below, to the extent specified in the guarantee, to the holders of the trust preferred securities, to the extent that the guarantee payments are not paid by or on behalf of the Trust. Citizens is required to pay the guarantee payments to the extent specified in the guarantee regardless of any defense, right of set-off or counterclaim that Citizens may have or may assert against any person.



    The following payments and distributions on the trust preferred securities of the Trust are guarantee payments:



    - any acquired and unpaid distributions required to be paid on the trust preferred securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;



    - the redemption price for any trust preferred securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

    - upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of junior subordinated notes to the holders of trust preferred securities or the redemption of all the trust preferred securities, the lesser of:



       - the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and



       - the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities of the Trust in liquidation of the Trust.



    Citizens may satisfy its obligation to make a guarantee payment by making that payment directly to the holders of the trust preferred securities or by causing the Trust to make the payment to those holders.



    The guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.



    If Citizens does not make the required payments on the junior subordinated notes held by the Trust, the Trust will not make the payments on the trust preferred securities.



SUBORDINATION



    Citizens' obligations under the guarantee will be unsecured obligations of Citizens. Those obligations will rank:



    - subordinate and junior in right of payment to all of Citizens' other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;



    - equal in priority with Citizens' preferred stock and similar guarantees, and



    - senior to Citizens' common stock.



    The guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Citizens, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.



    The terms of the trust preferred securities are expected to provide that each holder of the trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee.



AMENDMENTS



    Citizens may amend the guarantee without the consent of any holder of the trust preferred securities if the amendment does not materially and adversely affect the rights of those holders. Citizens may otherwise amend the guarantee with the approval of 66 2/3% of the outstanding trust preferred securities.



TERMINATION



    The guarantee will terminate and be of no further effect when:



    - the redemption price of the trust preferred securities is fully paid;

    - Citizens distributes the junior subordinated notes to the holders of the trust preferred securities; or



    - the amounts payable upon liquidation of the Trust are fully paid.



    The guarantee will remain in effect or will be reinstated if at any time any holder the trust preferred securities must restore payment of any sums paid to that holder with respect to the trust preferred securities or under the guarantee.



EVENTS OF DEFAULT



    An event of default will occur under the guarantee if Citizens fails to perform any of its payment obligations under the guarantee. The holders of a majority of the trust preferred securities may waive any such event of default and its consequences on behalf of all of the holders of the trust preferred securities. The guarantee trustee is obligated to enforce the guarantee for the benefit of the holders of the trust preferred securities if an event of default occurs under the guarantee.



    The holders of a majority of the trust preferred securities of the guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under the guarantee. Any holder of the trust preferred securities may institute a legal proceeding directly against Citizens to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.



THE GUARANTEE TRUSTEE



    The Chase Manhattan Bank is the guarantee trustee. It is also the property trustee, the subordinated indenture trustee, and the senior indenture trustee. Citizens and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Citizens and certain of its affiliates are outstanding.



    The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. If an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the guarantee trustee is under no obligation to exercise any of its powers under the guarantee at the request of any holder of the trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.



AGREEMENT AS TO EXPENSES AND LIABILITIES



    Citizens will enter into an Agreement as to Expenses and Liabilities under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that Citizens will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay the holders of the trust preferred securities or other similar interests in the Trust the amounts due to the holders under the terms of the trust preferred securities or those similar interests.

                              PLAN OF DISTRIBUTION


    We may sell securities directly to purchasers, through agents, to dealers, to underwriters or in any combination of these ways. Agents or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933. Any underwriter or agent will be identified, and any compensation received from us will be described in the prospectus supplement relating to those securities.



    We may directly solicit offers to purchase securities or designate agents to do so. Any agent will be named, and any commissions payable by us to such agent, or the method by which commissions can be determined, will be described, in the applicable prospectus supplement. If we use underwriters or dealers in a sale, the securities will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may resell the securities from time to time in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase all the securities of the series offered will be subject to customary conditions and the underwriters will be obligated to purchase all the securities of the series offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.


    We may authorize underwriters, dealers and agents to solicit offers by institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

    - that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

    - that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

    We may have agreements with agents, dealers and underwriters to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Agents, dealers or underwriters may engage in transactions with or perform services for us in the ordinary course of business.


    This prospectus also relates to the offer and sale from time to time by the selling stockholder identified in the section entitled "Selling Stockholder" and its respective pledgees, donees and other successors in interest of up to approximately 9,139,900 shares of Citizens common stock in the aggregate. We refer to such shares as the Resale Shares. The Resale Shares may be sold from time to time by the selling stockholder. Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on any national securities exchange or automated interdealer quotation system on which shares of Citizens common stock are then listed, including the New York Stock Exchange, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or at negotiated prices. Some or all of the Resale Shares may be sold through brokers acting on behalf of the selling stockholder or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the selling stockholder and may receive commissions from the purchasers of such Resale Shares for whom they act as broker or agent, which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved. The selling stockholder may offer to sell and may sell shares of our common stock in options transactions or deliver such shares to cover short sales "against the box." If necessary, a supplemental or amended prospectus will describe the method of sale in greater detail. In effecting sales, brokers or dealers engaged by the selling stockholder and/or purchasers of the Resale Shares may arrange for other brokers or dealers to participate. In addition, any of the Resale Shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.



    If the Resale Shares are sold in an underwritten offering, the Resale Shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell Resale Shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of the Resale Shares for whom they act as broker or agent, which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved.



    Citizens has agreed to pay all expenses in connection with the registration of the Resale Shares, including brokerage commissions allocable to the sale of the Resale Shares and fees and disbursements of counsel and other representatives of the selling stockholder.



    The number of Resale Shares that may be actually sold by the selling stockholder will be determined by the selling stockholder, and may depend upon a number of factors, including, among other things, the market price of our common stock. Because the selling stockholder may offer all, some or none of the Resale Shares, and because the offering contemplated by this prospectus is currently not being underwritten, no estimate can be given as to the number of Resale Shares that will be held by the selling stockholder upon or prior to termination of this offering. Accordingly, there can be no assurance that the selling stockholder will sell any or all of the Resale Shares.



                      WHERE YOU CAN FIND MORE INFORMATION


    We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on their public reference rooms and their copy charges, as well as the SEC's Public Reference Section's charges for mailing copies of the documents we have filed. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

    Our common stock is listed on the New York Stock Exchange and any reports, proxy and information statements and other information we file with the SEC may also be inspected and copied at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    Some of the information that you may want to consider in deciding whether to invest in any of our securities is not included in this prospectus, but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 001-11001) and are incorporating them by reference into this prospectus:

    - Annual Report on Form 10-K of Citizens Communications Company for the year ended December 31, 2000 and filed with the SEC on March 9, 2001;


    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 7, 2001, including the audited financial statements of the selected US WEST exchanges and the Frontier ILEC businesses as of December 31, 2000 and 1999 for each of the years in the three year period ended December 31, 2000 and pro forma financial information;



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 27, 2001 including our press release announcing the approval by the New York Public Service Commission of the purchase of Global Crossing Ltd.'s local exchange carrier business (the Frontier ILEC businesses);



    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 25, 2001, including our press release announcing the approval by the Louisiana Public Service Commission on April 23, 2001 of the sale to Atmos Energy Corporation of the LGS Natural Gas Company Subsidiary and the Louisiana Gas Service Company division;



    - Current Report on Form 8-K of Citizens Communication Company filed with the SEC on April 4, 2001, including our press release announcing the offering of $3.0 billion worth of debt and equity securities under a shelf registration statement;


    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 29, 2001, including the audited financial statements of selected US WEST exchanges and the Frontier ILEC businesses as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and the unaudited financial statements for the nine months ended September 30, 2000 and 1999 and pro forma financial information;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 8, 2001, including our press release announcing fourth quarter results and including our financial and operating data tables;

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on February 13, 2001, including financial statements of the GTE combined entities as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and financial statements of Contel of Minnesota, Inc. for the eight months ended August 31, 2000 and 1999, and pro forma financial information; and

    - Current Report on Form 8-K of Citizens Communications Company filed with the SEC on November 14, 2000, including the audited financial statements of the GTE combined entities and Contel of Minnesota, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and for the six months ended June 30, 2000 and 1999 and pro forma financial information.

    We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed.

    We will provide you, upon written or oral request, with a copy of any of these documents, at no cost. You should direct your request, either in writing or by telephone, to

                        Citizens Communications Company
                 3 High Ridge Park, Stamford, Connecticut 06905
                         Attn.: Office of the Secretary
                            Telephone 203-614-5600.

                                 LEGAL MATTERS



    The legality of securities issued by Citizens offered hereby will be passed upon by Winston & Strawn, 200 Park Avenue, New York, New York, counsel for Citizens and for any underwriters by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York.



    Richards, Layton & Finger, P.A., special Delaware counsel to the Trust, will issue an opinion concerning certain matters of Delaware law relating to the validity of the trust preferred securities on behalf of the Trust. In giving their respective opinions, Winston & Strawn and Simpson Thacher & Bartlett may rely as to certain matters of Delaware law upon the opinion of Richards, Layton & Finger, P.A.


                                    EXPERTS

    Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus from our Annual Report on Form 10-K, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of the GTE combined entities as of December 31, 1999 and 1998 and for each of the years in the three-year period ended
December 31, 1999, incorporated by reference in this prospectus from our Current Report on Form 8-K filed November 14, 2000, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Contel of Minnesota, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports dated January 27, 2000 and January 28, 1999 have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


    The special purpose financial statements of the selected, assets, liabilities and parent's equity of Qwest Communications International Inc.'s, formerly US WEST, Inc., selected Qwest exchanges, formerly selected US WEST exchanges, as of December 31, 2000 and 1999 and the related statements of revenue and expenses and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from our Current Report on Form 8-K filed on May 7, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are so incorporated by reference in reliance upon the report of said firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



    The combined financial statements of the Frontier ILEC businesses as of December 31, 1999 and 2000, for the year ended December 31, 2000, the nine-month period ended September 30, 1999 and the three-month period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.



    The combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, incorporated in this registration statement by reference to Citizens Communications Company's Current Report on Form 8-K of dated March 29, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

DESCRIPTION                                                   AMOUNT(1)
-----------                                                   ----------
Securities and Exchange Commission filing fee...............  $  750,000
Printing and engraving......................................  $   50,000
Legal Services..............................................  $  200,000
Accounting Services.........................................  $1,500,000
Blue Sky Fees...............................................  $   15,000
Miscellaneous...............................................  $   50,000
                                                              ----------
  Total(1)..................................................  $2,565,000
                                                              ==========

------------------------

(1) All fees are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Citizens Communications Company is incorporated under the Delaware General Corporation Law and is empowered by Section 145 of that law to indemnify officers and directors against certain expenses, liabilities and payments, including liabilities arising under the Securities Act of 1933, as therein provided. In addition, by-laws 24 and 24A of Citizens Communication Company and a resolution adopted by our board of directors in connection with the issuance of the securities provide for indemnification of specified persons, including our officers and directors for liabilities, including those arising under said Act, as provided in said by-laws and resolution. Generally, by-laws 24 and 24A of our by-laws provide that, to the fullest extent permitted by applicable law, we shall indemnify and hold harmless, among others, any of our officers or directors or any other entity for which he or she is acting at our request, from and against any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on our behalf. Such by-laws, generally speaking, also provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a person in defending against any such liability shall be advanced by us subject to specified conditions. Citizens Communications Company's Restated Certificate of Incorporation further provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, with stated exceptions.


    We also maintain insurance providing coverage for us and our subsidiaries against obligations incurred as a result of indemnification of our officers and directors. The coverage also insures the officers and directors for a liability against which they may not be indemnified by us or our subsidiaries but excludes specified dishonest acts.

ITEM 16. EXHIBITS.


    An Exhibit Index, containing a list of all exhibits to this registration statement commences on page II-6.


ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial BONA FIDE offering thereof.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Citizens Communications Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford and State of Connecticut on the 7th day of May, 2001.



                                                       CITIZENS COMMUNICATIONS COMPANY

                                                       By:  /s/ SCOTT N. SCHNEIDER
                                                            -----------------------------------------
                                                            Name: Scott N. Schneider
                                                            Title: Vice Chairman of the Board and
                                                                 Executive Vice President



    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Chairman of the Board,
                          *                              Chief Executive Officer
     -------------------------------------------         (principal executive          May 7, 2001
                    (Leonard Tow)                        officer), and Director

                          *                            Vice Chairman of the Board,
     -------------------------------------------         Chief Operating Officer,      May 7, 2001
                   (Rudy J. Graf)                        President and Director

               /s/ SCOTT N. SCHNEIDER                  Vice Chairman of the Board,
     -------------------------------------------         Executive Vice President      May 7, 2001
                (Scott N. Schneider)                     and Director

                          *                            Vice President, Finance and
     -------------------------------------------         Treasurer (principal          May 7, 2001
                 (Donald B. Armour)                      financial officer)

                                                       Vice President and Chief
                          *                              Accounting Officer
     -------------------------------------------         (principal accounting         May 7, 2001
                 (Robert J. Larson)                      officer)

                          *
     -------------------------------------------       Director                        May 7, 2001
                (Norman I. Botwinik)

                          *
     -------------------------------------------       Director                        May 7, 2001
                (Aaron I. Fleischman)

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Director                        May 7, 2001
                 (Stanley Harfenist)

     -------------------------------------------       Director                        May  , 2001
                  (Andrew N. Heine)

                          *
     -------------------------------------------       Director                        May 7, 2001
                 (John L. Schroeder)

                          *
     -------------------------------------------       Director                        May 7, 2001
                  (Robert D. Siff)

                          *
     -------------------------------------------       Director                        May 7, 2001
                 (Robert A. Stanger)

     -------------------------------------------       Director                        May  , 2001
             (Charles H. Symington, Jr.)

     -------------------------------------------       Director                        May  , 2001
                  (Edwin Tornberg)

     -------------------------------------------       Director                        May  , 2001
                   (Claire L. Tow)

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, Citizens Communications Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford and State of Connecticut on the 7th day of May, 2001.



                                                       CITIZENS COMMUNICATIONS
                                                       CAPITAL TRUST I

                                                       By:  Citizens Communications Company, Depositor

                                                       By:  /s/ DONALD B. ARMOUR
                                                            -----------------------------------------
                                                            Name: Donald B. Armour
                                                            Title:Vice President Finance and Treasurer



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald B. Armour, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and the foregoing Power-of-Attorney have been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ DONALD B. ARMOUR
     -------------------------------------------       Trustee                         May 7, 2001
                 (Donald B. Armour)

                /s/ ROBERT J. LARSON
     -------------------------------------------       Trustee                         May 7, 2001
                 (Robert J. Larson)

                                 EXHIBIT INDEX


       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
          1.1           Citizens Communications Company Restated Certificate of
                        Incorporation, as restated May 19, 2000 (incorporated by
                        reference to Exhibit 3-200.1 of the Registrant's Quarterly
                        Report on Form 10-Q (Commission File No. 001-11001), for the
                        six months ended June 30, 2000)
          1.2           Citizens Communications Company By-laws, as amended to date
                        (incorporated by reference to Exhibit 3-200.2 of the
                        Registrant's Annual Report on Form 10-Q (Commission File No.
                        001-11001), for the nine months ended September 30, 2000)
          1.3*          Form of Equity Securities Underwriting Agreement
          1.4*          Form of Debt Securities Underwriting Agreement
          4.1           Form of Indenture for Senior Debt Securities
          4.2           Form of Indenture for Subordinated Debt Securities
          4.3           Form of Warrant Agreement
          4.4*          Form of Deposit Agreement
          4.5           Certificate of Trust of Citizens Communications Capital
                        Trust I
          4.6           Trust Agreement of Citizens Communications Capital Trust I
          4.7           Form of Amended and Restated Trust Agreement
          4.8           Form of Trust Preferred Security for Citizens Communications
                        Capital Trust I (included in Exhibit 4.7 to this
                        Registration Statement)
          4.9           Form of Guarantee Agreement
         4.10*          Form of Junior Subordinated Note
          5.1           Opinion of Winston & Strawn
          5.2           Opinion of Richards, Layton & Finger, P.A. relating to
                        Citizens Communications Capital Trust I
         12.1           Statement of computation of ratio of earnings to fixed
                        charges
         23.1           Consent of Winston & Strawn (included in the opinion filed as Exhibit 5.1 to this registration statement)
         23.2           Consent of Richards, Layton & Finger, P.A. (included in the opinion filed as Exhibit 5.2 to their registration
                        statement)
         23.3           Consent of KPMG LLP, independent public accountants
         23.4           Consent of KPMG LLP, independent public accountants
         23.5           Consent of Arthur Andersen LLP, independent public
                        accountants
         23.6           Consent of Arthur Andersen LLP, independent public
                        accountants
         23.7           Consent of Arthur Andersen LLP, independent public
                        accountants
         23.8           Consent of PricewaterhouseCoopers LLP, independent
                        accountants
         24.1           Power of Attorney from officers and directors with respect to Citizens Communications Company (previously filed)
         24.2           Power of Attorney from trustees with respect to Citizens
                        Communications Capital Trust I (included in the signature
                        pages hereto)
         25.1           Statement of Eligibility and Qualification on Form T-1 of
                        The Chase Manhattan Bank, as Senior Trustee, under the Trust
                        Indenture Act of 1939, as amended
         25.2           Statement of Eligibility and Qualification on Form T-1 of
                        The Chase Manhattan Bank, as Subordinated Trustee, under the
                        Trust Indenture Act of 1939, as amended
         25.3           Statement of Eligibility and Qualification on Form T-1 of
                        The Chase Manhattan Bank, as Guarantee Trustee with respect to Citizens Capital Communications Trust I, under the Trust
                        Indenture Act of 1939, as amended
         25.4           Statement of Eligibility and Qualification on Form T-1, of
                        The Chase Manhattan Bank, as Property Trustee under Citizens
                        Communications Capital Trust I, under the Trust Indenture
                        Act of 1939, as amended


------------------------


*   To be filed by amendment or incorporated by reference.